UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

☒  Filed by the Registrant                             ☐  Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ANSYS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

April 1, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) to be held on Wednesday, May 11, 2011, at 2:00 p.m. Eastern Time, at the Southpointe Club located at Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”).

The Annual Meeting has been called for the purposes of (i) electing three Class III Directors for three-year terms; (ii) approving an amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock by 150,000,000 shares, from 150,000,000 shares to 300,000,000 shares; (iii) approving an amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan; (iv) considering an advisory vote on the compensation of our named executive officers; (v) considering an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; (vi) ratifying the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and (vii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 16, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Company’s Board of Directors as Class III Directors of the Company; “FOR” the amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock; “FOR” the amendment and restatement of the Third Amended and Restated 1996 ANSYS, Inc. Stock Option and Grant Plan; “FOR” the approval of the compensation of the Company’s named executive officers; “FOR” the submission of an advisory vote on the compensation of the Company’s named executive officers to the stockholders of the Company on an annual basis; and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 10, 2011. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

/s/ James E. Cashman III
James E. Cashman III
President and Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 11, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) will be held on Wednesday, May 11, 2011, at 2:00 p.m. Eastern Time, at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”), for the purpose of considering and voting upon:

1.	The election of three Class III Directors for three-year terms;

2.	The approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock by 150,000,000 shares, from 150,000,000 shares to 300,000,000 shares;

3.	The approval of an amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan;

4.	A non-binding, advisory vote on the compensation of our named executive officers;

5.	A non-binding, advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

6.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

7.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 16, 2011 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

/s/ Sheila S. DiNardo
Sheila S. DiNardo
Vice President, General Counsel and Secretary

Canonsburg, Pennsylvania

April 1, 2011

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 10, 2011. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 11, 2011

ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANSYS, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 11, 2011 at 2:00 p.m. Eastern Time at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of three Class III Directors for three-year terms;

2.	The approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock by 150,000,000 shares, from 150,000,000 shares to 300,000,000 shares;

3.	The approval of an amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan;

4.	A non-binding, advisory vote on the compensation of our named executive officers;

5.	A non-binding, advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

6.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

7.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being made available to stockholders of the Company on or about April 1, 2011 in connection with the solicitation of proxies for the Annual Meeting, and the Notice of Internet Availability of Proxy Materials is first being mailed to stockholders of the Company on or about April 1, 2011. The Board of Directors has fixed the close of business on March 16, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 91,980,701 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 57,621 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the Class III Directors. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class III Directors and, therefore, will not have an effect on the election of the Class III Directors.

The affirmative vote of holders of a majority of shares of Common Stock entitled to vote on the matter is required for the approval of the amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock by 150,000,000 shares, from 150,000,000 shares to 300,000,000 shares. Broker non-votes and abstentions will have the effect of a vote against the approval of the amendment to the Company’s Restated Certificate of Incorporation.

The affirmative vote of holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the approval of the amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, and the ratification of the selection of the independent registered public accounting firm. Abstentions will be counted as voting against the amendment of the Restated Certificate of Incorporation, against the amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, and against the ratification of the selection of the independent registered public accounting firm.

The particular frequency of the advisory vote on the compensation of our named executive officers receiving a majority of the votes cast “for” such frequency will be the frequency that stockholders approve, if any. Because there are three alternatives, it is possible that none of the alternatives will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to this vote by choosing from among these alternatives. Abstentions and broker non-votes do not constitute a vote “for” any particular frequency.

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Directors listed in this Proxy Statement, the approval of the amendment to the Company’s Restated Certificate of Incorporation, the approval of the amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, the approval of the compensation of the Company’s named executive officers, the approval of submitting the compensation of the Company’s named executive officers to the stockholders on an annual basis and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is not anticipated that any matters other than the election of three Class III Directors, the approval of the amendment to the Company’s Restated Certificate of Incorporation, the approval of the amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, the approval of the compensation of the Company’s named executive officers, the approval of submitting the compensation of the Company’s named executive officers to the stockholders on an annual basis and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from Internet access providers, which must be paid by the stockholder.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2010 (“Fiscal 2010”), is being made available to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

DISCUSSION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with three Directors in Class I, three Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting.

At the Annual Meeting, three Class III Directors will be elected to serve until the annual meeting of stockholders in 2014 and until such Directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated James E. Cashman III and William R. McDermott for re-election as Class III Directors, and Ajei S. Gopal for election as a Class III Director. John F. Smith has opted to retire at the end of his current term as a Director and will not seek re-election as a Class III Director. The Company thanks Mr. Smith for his service on the Board of Directors since 1995. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Cashman and Mr. McDermott and for the election of Dr. Gopal as Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for re-election and to serve, if elected, as Directors. However, if any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominees as Class III Directors of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS III DIRECTORS OF THE COMPANY.

PROPOSAL 2

AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE

TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has adopted, declared advisable to the Company and is seeking stockholder approval of, the amendment to the Company’s Restated Certificate of Incorporation, attached as Exhibit A, that increases the number of authorized shares of the Company’s Common Stock, from 150,000,000 shares to 300,000,000 shares (the “Amended Certificate”). The provisions of the Restated Certificate of Incorporation permitting the Company to issue up to 2,000,000 shares of undesignated preferred stock will not be changed by the Amended Certificate. Subject to stockholder approval of the Amended Certificate, our Board of Directors has designated an additional 150,000,000 shares of Common Stock, such that the total number of authorized shares is 300,000,000.

As of March 16, 2011, approximately 91,980,701 shares of the Company’s Common Stock were issued and outstanding, approximately 10,209,804 shares of the Company’s Common Stock remain reserved for issuance under the Company’s Option Plan, and approximately 442,930 shares of the Company’s Common Stock remain reserved for issuance under the Company’s Employee Stock Purchase Plan, leaving approximately 47,373,065 shares of the Company’s Common Stock currently authorized and available for issuance. The additional Common Stock to be authorized by the proposed amendment would have rights identical to the currently authorized and outstanding Common Stock of the Company. If the amendment is adopted, it will become effective upon filing the Amended Certificate with the Secretary of the State of Delaware.

Reasoning for Amendment to the Company’s Restated Certificate of Incorporation

The Company’s Restated Certificate of Incorporation currently authorizes the issuance of up to 150,000,000 shares of Common Stock. In June 2007, the Company effected a two-for-one stock split of its Common Stock. On July 31, 2008, the Company acquired Ansoft Corporation (“Ansoft”). In connection with this acquisition, the Company issued approximately 11,100,000 shares of Common Stock and increased its headcount by approximately 25%, which reduced the number of shares of our Common Stock available for issuances by approximately 15%. Accordingly, our Board of Directors believes the Company may need additional shares of Common Stock in the future as described below and recommends that the stockholders approve the proposed increase in the number of authorized shares. If this proposal is adopted, the Company will have approximately 91,980,701 shares issued and outstanding, approximately 10,652,734 shares reserved for issuance under the Company’s equity compensation plans and approximately 197,373,065 shares authorized and available for issuance.

Our Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock following the two-for-one stock split effective June 2007 and the Ansoft acquisition in order to maintain a reserve of shares available for immediate issuance to meet business needs promptly as they arise. Our Board of Directors believes that maintaining such a reserve will save time and money in responding to future events requiring the issuance of additional shares of Common Stock, such as other acquisitions or stock splits. In addition, the increase in the number of authorized shares of Common Stock will allow the Company to continue providing equity incentives to its employees, officers and directors.

All authorized but unissued shares of Common Stock will be available for issuance from time-to-time for any proper purpose approved by our Board of Directors (including issuance to raise capital to effect acquisitions, future stock splits by means of a dividend, and issuances in connection with stock-based employee benefit plans). There are currently no arrangements, agreements or understandings for the issuance of the additional shares of authorized Common Stock. Our Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of NASDAQ.

The additional shares of Common Stock to be authorized by the Amended Certificate would have rights identical to the currently authorized and outstanding Common Stock of the Company. The Company’s stockholders do not currently have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders.

If this Proposal 2 is approved by the stockholders, the increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized but unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions, which additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Our Board of Directors has determined that it is in the best interests of the Company and its stockholders to approve the Amended Certificate. If the stockholders approve this Proposal 2, our Board of Directors intends to file the Amended Certificate with the Secretary of State of the State of Delaware. If this Proposal 2 is not approved by the stockholders, the Company’s Restated Certificate of Incorporation will continue as currently in effect.

Vote Required For Approval

The affirmative vote of a majority of total votes eligible to be cast by holders of the voting stock with respect to such amendment is required for the approval of the amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 150,000,000 SHARES, FROM 150,000,000 TO 300,000,000 SHARES.

PROPOSAL 3

AMENDMENT AND RESTATEMENT OF THE COMPANY’S OPTION PLAN

Our Board of Directors has adopted, and is seeking stockholder approval of, an amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “1996 Plan”) in the form of the Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Restated Plan”). The key material differences between the 1996 Plan and the Restated Plan are:

•

The maximum number of shares available for awards is being increased by 5,200,000 shares, from 25,400,000 to 30,600,000 shares under the Restated Plan (including 194,982 shares that were previously available under an option plan that we assumed in a 2008 transaction);

•

The Restated Plan clarifies the methodology for share counting, requires shares issued pursuant to “full value” awards to cause a greater number of shares to be deducted from the plan, and limits the ability to recycle shares;

•	Automatic equity grants to non-affiliate directors and single trigger accelerated vesting of equity grants to non-affiliate directors are being removed;

•	The Restated Plan permits the award of stock appreciation rights and cash-based awards, neither of which were available under the 1996 Plan;

•	The Restated Plan requires minimum vesting periods for certain grants of restricted stock awards, performance share awards and deferred stock awards;

•	The Restated Plan eliminates the ability to grant “reload” options;

•

The Restated Plan includes the performance criteria that may be used in connection with certain performance-based awards and includes mechanisms for making awards that can be exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code of 1986 as amended, or the “Code”;

•	The Restated Plan clarifies the treatment of awards upon a sale event and includes a mechanism for an acquirer to assume outstanding awards; and

•	The Restated Plan extends the term of the plan for ten years.

If approved by stockholders, the total number of shares of Common Stock that can be issued under the Restated Plan will be increased by 5,200,000 shares to 30,600,000 shares. In connection with our 2008 acquisition of Ansoft Corporation, we assumed the Ansoft Corporation Stock Incentive Plan. There are currently 194,982 shares available for issuance under the Ansoft Corporation Stock Incentive Plan. If the Restated Plan is approved by stockholders, the Ansoft Corporation Stock Incentive Plan will be terminated and the shares remaining available for issuance thereunder will be subsumed into the Restated Plan and no additional grants will be made under the Ansoft Corporation Stock Incentive Plan. Accordingly, the actual net increase in the number of shares that will be available for grants is only 5,005,018 shares, as a result of the expected termination of the Ansoft Corporation Stock Incentive Plan. Based solely on the closing price of our Common Stock as reported on the NASDAQ Global Select Market on March 16, 2011, the maximum aggregate market value of the additional shares of Common Stock that could potentially be issued under the Restated Plan is $256,957,624. The shares we issue under the Restated Plan will be authorized but unissued shares or shares that we reacquire. The shares of Common Stock underlying any awards that are forfeited, canceled or are otherwise terminated (other than by exercise) under the Restated Plan will be added back to the shares of Common Stock available for issuance under the Restated Plan. The following shares will not be added back to the shares authorized for issuance under the Restated Plan: shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise.

Qualified Performance-Based Compensation Under Code Section 162(m)

To ensure that certain awards granted under the Restated Plan to a “covered employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the Restated Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following, which may be applicable to a particular organization level, unit, division, group, subsidiary or the entire Company: (1) earnings before interest, taxes, depreciation and/or amortization; (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (3) changes in the market price of the stock; (4) economic value-added; (5) funds from operations or similar measures; (6) sales or revenue; (7) acquisitions or strategic transactions; (8) operating income (loss); (9) cash flow (including, but not limited to, operating cash flow and free cash flow); (10) return on capital, assets, equity, or investment; (11) stockholder returns; (12) return on sales; (13) gross or net profit levels; (14) productivity; (15) expenses; (16) margins; (17) operating efficiency; (18) customer satisfaction; (19) working capital; (20) earnings (loss) per share of common stock; (21) sales or market share; and (22) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 900,000 shares of Common Stock for any performance cycle and options or stock appreciation rights with respect to no more than 900,000 shares of Common Stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $2,500,000 for any performance cycle.

Summary of the Restated Plan

The following description of certain features of the Restated Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Restated Plan that is attached hereto as Exhibit B.

Plan Administration. The Restated Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards, and to determine the specific terms and conditions of each award, subject to the provisions of the Restated Plan. The Compensation Committee may delegate to our Chief Executive Officer the authority to grant stock options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility. Persons eligible to participate in the Restated Plan will be those officers, employees, directors and other key persons (including consultants) of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion. Approximately 1,700 individuals are currently eligible to participate in the Restated Plan, including approximately ten officers, 1,680 other employees and seven directors. The Committee will use its discretion to select the individuals to participate in the Restated Plan who are responsible for, or contribute to, the management, growth or profitability of the Company.

Plan Limits. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 900,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, deferred stock or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 900,000 shares of Common Stock (subject to adjustment for stock splits and similar events) to any one individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $2,500,000. In addition, no more than 30,600,000 shares will be issued in the form of incentive stock options.

Effect of Awards. For purposes of determining the number of shares of Common Stock available for issuance under the Restated Plan, the grant of any “full value” award, such as a restricted stock award, deferred stock award, unrestricted stock award or performance share, will be counted as 2.5 shares for each share of Common Stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share for each share of Common Stock actually subject to the award.

Stock Options. The Restated Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Restated Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant. Fair market value for this purpose will be the closing price of the shares of Common Stock on the NASDAQ on the date of grant. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in the Company’s capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Restated Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee for at least six months or were purchased in the open market.

Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

The number of options to be received under the Restated Plan by the Company’s named executive officers; current executive officers as a group; current directors who are not executive officers as a group; nominees elected as directors; associates of any such directors, executive officers or nominees; any person who could receive 5% of such options; and all employees including current officers who are not executive officers, as a group is not determinable because grants of options under the Restated Plan are within the discretion of the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of Common Stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the Common Stock on the date of grant.

Restricted Stock. The Compensation Committee may award shares of Common Stock subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company or its subsidiaries through a specified restricted period.

Deferred Stock Awards. The Compensation Committee may award deferred stock awards. Deferred stock awards are ultimately payable in the form of shares of Common Stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company or its subsidiaries through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit an eligible recipient to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award, subject to the individual’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of Common Stock which are free from any restrictions under the Restated Plan. Unrestricted stock may be granted in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such individual.

Performance Share Awards. The Compensation Committee may grant performance share awards which entitle the recipient to receive shares of Common Stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Compensation Committee shall determine.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights which entitle the recipient to receive credits for dividends that would be paid if the recipient had held shares of Common Stock. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the Restated Plan. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Change of Control Provisions. The Restated Plan provides that upon the effectiveness of a “sale event” as defined in the Restated Plan, the Restated Plan and all outstanding awards will be assumed or continued by the successor entity, with appropriate adjustment in the awards to reflect the transaction. In such event, except as the Compensation Committee may otherwise specify with respect to particular awards in the award agreements, if the service relationship of the holder of an award is terminated without cause within 18 months after the sale event, then all awards held by such holder will become fully vested and exercisable at that time. If there is a sale event in which the successor entity refuses to assume or continue outstanding awards, then subject to the consummation of the sale event, all awards with time-based vesting conditions will become fully vested and exercisable at the effective time of the sale event and all awards with performance-based vesting conditions may become vested and exercisable in accordance with the award agreements and in the discretion of the Compensation Committee. If awards are not assumed or continued after a sale event, then all such awards will terminate at the time of the sale event. In the event of the termination of stock options or stock appreciation rights in connection with a sale event, the Compensation Committee may either make or provide for a cash payment to the holders of such awards equal to the difference between the per share transaction consideration and the exercise price of such awards or permit each holder to have at least a 15 day period to exercise such awards prior to their termination.

Adjustments for Stock Dividends, Stock Splits, Etc. The Restated Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the Restated Plan, to certain limits in the Restated Plan, and to any outstanding awards to reflect stock dividends, stock splits, recapitalizations, and similar events.

Tax Withholding. Participants in the Restated Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of Common Stock to be issued pursuant to the exercise or vesting of an award.

Amendments and Termination. The Board may at any time amend or discontinue the Restated Plan and the Compensation Committee may at any time amend or cancel any outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. No outstanding stock option or stock appreciation right under the Restated Plan may be re-priced, by amendment or cancellation and re-grant, without the prior approval of the Company’s stockholders. To the extent required under the rules of the NASDAQ, or other applicable laws, rules or requirements, any amendments that materially change the terms of the Restated Plan (such as amendments to increase the cost of the Restated Plan by increasing the number of shares reserved for issuance under the Restated Plan) will be subject to approval by the Company’s stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the Restated Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Effective Date of Restated Plan. The Board adopted the Restated Plan on February 17, 2011, and the Restated Plan becomes effective on the date it is approved by stockholders. Awards of incentive options may be granted under the Restated Plan until February 17, 2021. No other awards may be granted under the Restated Plan after the date that is 10 years from the date of stockholder approval. If the Restated Plan is not approved by stockholders, the 1996 Plan will continue in effect until it expires, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

Because the grant of awards under the Restated Plan is within the discretion of the Compensation Committee, the Company cannot determine the dollar value or number of shares of Common Stock that will in the future be received by or allocated to any participant in the Restated Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Restated Plan, the following table provides information concerning the benefits that were received under the 1996 Plan by the following persons and groups during 2010: each named executive officer; all current executive officers as a group; all current directors who are not executive officers as a group; and all employees, including officers who are not executive officers, as a group.

Name (1)	Average Option Exercise ($)Price	Number of Options	Deferred Stock Dollar Value ($)(1)	Number of Deferred Stock Awards
James E. Cashman III, CEO	$48.97	75,000	$1,301,750	25,000
Maria Shields, CFO	$48.97	31,000	$520,700	10,000
Joseph C. Fairbanks, Jr., VP	$48.97	31,000	$520,700	10,000
Brian Drew, VP	$48.97	27,500	$468,630	9,000
Joshua Fredberg, VP	$48.97	27,500	$156,210	3,000
All Executive Officers	$48.97	267,000	$3,983,355	76,500
All Non-Employee Directors	$44.94	52,000	$801,878	15,400
All Other Employees	$48.37	885,000	$520,700	10,000

(1)	Determined based on a price per share which was the closing price of the Company’s Common Stock as of December 31, 2010.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 regarding shares of common stock that may be issued under the Company’s equity compensation plan consisting of the 1996 Plan, the Ansoft Corporation 2006 Stock Incentive Plan and the 1996 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	7,461,778	$29.92	3,518,145
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	7,461,778	$29.92	3,518,145

(1)	Includes 2,857,540 shares remaining available under the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, 194,982 shares remaining available under the Ansoft Corporation Stock Incentive Plan, and 465,623 shares remaining available under the ANSYS, Inc. Employee Stock Purchase Plan, as amended.

Tax Aspects Under the Code

Following is a summary of the principal federal income tax consequences of certain transactions under the Restated Plan. It does not describe all federal tax consequences under the Restated Plan, nor does it describe state or local tax consequences.

The advice set forth below was not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer. The advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based upon the taxpayer’s particular circumstances from an independent tax advisor. The foregoing language is intended to satisfy the requirements under regulations in Section 10.35 of Circular 230.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon the sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-terms capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Common Stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the Restated Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) received compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Restated Plan is structured to allow certain awards to qualify as performance-based compensation.

Vote Required

The affirmative vote of a majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Restated Plan.

Recommendation

Our Board of Directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the officers, employees, directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Our Board of Directors anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of participants in the Restated Plan with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On July 31, 2008, the Company acquired Ansoft Corporation, and as a result, increased its employee headcount by approximately 25%. With the expansion of the Company’s employee base, the Board of Directors believes that the relatively small number of shares remaining under the 1996 Plan (approximately 2.8 million shares) will not be adequate for its future needs. Additionally, as the Company continues to grow, it may need the flexibility to provide larger grants to key employees as an incentive for them to manage expanded levels of operations and achieve growth targets.

The amendment to increase the number of shares in the Company’s Option Plan is necessary to provide for an adequate number of shares available for grant in the future. The other changes to the Restated Plan were designed to enhance the flexibility of the plan and ensure that awards under the plan could receive favorable tax treatment under the Code to the extent possible. Accordingly, our Board of Directors has voted, subject to stockholder approval, to adopt the Restated Plan.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE FOURTH AMENDED AND RESTATED ANSYS, INC. 1996 STOCK OPTION AND GRANT PLAN BE APPROVED, AND THEREFORE RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in our proxy statement for additional details about our executive compensation programs, including information about the Fiscal 2010 compensation of our named executive officers.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to provide an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Recommendation

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal will be required for approval. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 5

NON-BINDING, ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTING

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote from our stockholders on the compensation of our named executive officers. By voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years, or to abstain entirely from voting on the proposal.

Recommendation

The Board and our Nominating and Corporate Governance Committee have considered the frequency of the advisory vote on the compensation of our named executive officers that it should recommend. After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, the Board recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders annually.

We believe an annual vote on the compensation of our named executive officers will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Compensation Committee with frequent input from stockholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of stockholders every year. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, stockholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from stockholders will be considered by the Compensation Committee as the stockholders’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is not binding on us or our Board. Nevertheless, our Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to stockholders for approval at an annual meeting of stockholders.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR SUBMITTING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO STOCKHOLDERS EVERY YEAR.

PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP is considered by our management to be well-qualified. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although we are not required to submit the ratification of the selection of our independent registered public accounting firm to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Deloitte & Touche LLP, our Directors will consider the vote and the reasons for it in future decisions on the selection of independent registered public accounting firms.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR BOARD OF DIRECTORS

Director Profiles

Set forth below is certain information regarding our Directors, including the Class III Directors who have been nominated for election at our Annual Meeting.

Name	Age	Director Since
Class I—Term Expires 2012
Peter J. Smith	66	1994
Bradford C. Morley (1)(3)	64	2001
Patrick J. Zilvitis (1)(3)	68	2000

Class II—Term Expires 2013
Jacqueline C. Morby (2)	73	1994
Michael C. Thurk (1)	58	2007

Class III—Term Expires 2011
James E. Cashman III*	57	2000
William R. McDermott* (2)	49	2007
Ajei S. Gopal** (1)	49	2011

*	Nominee for re-election.
**	Nominee for election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation and Stock Option Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The principal occupation and business experience for at least the last five years for each of our Directors is set forth below.

Peter J. Smith has been Chairman of our Board of Directors since July 1995. Mr. Smith served as President until April 1999 and Chief Executive Officer until February 2000. Prior to joining the Company, Mr. Smith was Vice President of European Operations for Digital Equipment Corporation from November 1991 to March 1994. Previously, he managed Digital’s worldwide applications development and marketing activities, including its engineering systems group which focused on CAD and CAM, graphics and general engineering software. Mr. Smith is also a Director of Accellos Inc., a supply chain software solutions company. He is the past Chairman of Bluesocket, Inc., Neartek, Inc. and the Martin Group, and a former Director of NxTrend Inc. Prior oversight and management roles as chairman, director, officer and CEO of several software and global technology companies, as well as extensive board and management experience with the Company, enable Mr. Smith to provide leadership and assure a Board of Directors structure, process and diversity of skills and expertise for the Company.

James E. Cashman III has been our Chief Executive Officer since February 2000 and President since April 1999. Mr. Cashman served as our Senior Vice President of Operations from September 1997 to April 1999. Prior to joining the Company, Mr. Cashman was Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing, from May 1995 to September 1997. From September 1994 to May 1995, he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1994, in a number of sales and technical positions. Mr. Cashman is also Chairman of the Pittsburgh Technology Council and a Board Member of the Carnegie Museum of Natural History. Mr. Cashman’s experience includes senior responsibilities in technology, product and market strategy management as well as sales, operational and international functions prior to his general management role with the Company for the past decade. His well-diversified background is a key component of the Company’s board structure and effectiveness.

Ajei S. Gopal joined the Company’s Board in February 2011. Dr. Gopal has been Executive Vice President of the Technology Development Group at CA Technologies, Inc. since joining CA Technologies in 2006. Before joining CA Technologies, he was executive vice president and chief technology officer for Symantec Corporation where earlier he managed business development, and mergers and acquisitions from 2004 to 2006. Prior to Symantec, Dr. Gopal served as chief executive officer and a member of the board of directors of ReefEdge Networks, Inc., a wireless LAN systems company that he co-founded in 2000. Before that, he worked at IBM from 1991 to 2000, initially at IBM Research, and most recently as chief technology officer of IBM’s Pervasive Computing Division. He began his career as a member of the technical staff in the Applied Research Division at Bell Communications Research. Dr. Gopal’s background in both technology and senior management of large software and technology companies, along with his experience in business development, provide significant insight and advisory capacity to the Company’s Board of Directors.

William R. McDermott has served as a Director of the Company since July 2007. In February 2010, Mr. McDermott was appointed co-CEO of SAP AG and he has been a member of the Executive Board of SAP AG since 2008. Prior to that appointment, Mr. McDermott was the President and Chief Executive Officer of SAP Global Field Operations. Prior to SAP, Mr. McDermott served as Executive Vice President of Worldwide Sales & Operations at Siebel Systems and as President of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including President of U.S. Major Account Organization and Senior Vice President/General Manager of Xerox Business Systems. He serves on the board of directors of Under Armour, Inc., a performance apparel company dedicated to technologically advanced products, and PAETEC Communications, a nationwide integrated communications provider. Mr. McDermott’s experience serving and having served in top positions with large leading worldwide software and technology companies for more than 20 years provides extensive general management, international and customer-facing insight to the Company’s Board of Directors.

Jacqueline C. Morby has served as a Director of the Company since February 1994. Ms. Morby began retirement and became Senior Advisor of TA Associates, Inc. in 2003 and was Managing Director or a partner of TA Associates, Inc. or its predecessor from 1982 to 2003. Ms. Morby is also a Director of Axioma, Inc., a financial software company, and retired from the Board of Pacific Life Corporation, a life insurance company, in May 2010. Ms. Morby has been one of the top women in the private equity industry for nearly 30 years. As such, she provides considerable know-how in the areas of mergers and acquisitions, finance, broad knowledge in the software industry and a keen sense in assessing people skills and capabilities.

Bradford C. Morley has served as a Director of the Company since February 2001. From 1994 through 2007, Mr. Morley served as a Director for various high technology software companies, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, and CoCreate Software, Inc., where he served as Chairman of the Board. From 1990 to 1993, Mr. Morley was President of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for fifteen years at Structural Dynamics Research Corporation, where he served as Senior Vice President and General Manager. Mr. Morley has wide-ranging experience in operational, strategic senior management roles within companies which directly address similar or adjacent markets to those of the Company. In addition, his deep background in senior financial roles provides very valuable skills for functioning in an audit committee role.

John F. Smith has served as a Director of the Company since December 1995 and will retire at the end of his current term as a Director of the Company. Mr. Smith is currently a venture advisor for Flagship Ventures, an investment group that initiates and manages companies from the earliest stage of technology innovations, and was a venture partner since 2000. Mr. Smith served as the President of PerSeptive Biosystems, a life sciences company, from 1996 to 1999, and as Chief Operating Officer and Senior Vice President of Digital Equipment Corporation from 1986 through 1994. Mr. Smith is a Director of DataCore Software Corporation, a privately-held software vendor specializing in storage control, storage management and storage consolidation. Mr. Smith’s roles in senior positions at top level technology companies provide significant operational background. In addition, his experience as a managing director and senior advisor in the venture capital industry has offered significant insight in consideration of potential acquisitions and the effective integration of those acquisitions with the Company.

Michael C. Thurk has served as a Director of the Company since May 2007. Mr. Thurk is currently the managing partner for Mariposa Consulting, LLC. From 2006 to 2008, Mr. Thurk served as Chief Operating Officer and member of the board at Avaya, Inc. He also held the position of President, Global Communications Solutions and Group Vice President, Systems at Avaya since 2002. Mr. Thurk has also held management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was Executive Vice President, Division Data Backbone and Optical Networks and President, Ericsson Datacom, Inc. Before Ericsson, Mr. Thurk was President of Xyplex Networks and a vice president with General DataComm. Prior to that, he worked for Digital Equipment Corporation, in various senior roles and as a vice president responsible for enterprise network related businesses. Mr. Thurk retired as a Director of Acme Packet, Inc., a company specializing in border control solutions, in September 2010. Extensive general management experience at large worldwide technology-focused companies provides Mr. Thurk with the ability to contribute significantly to the Company’s strategic, technology and operational directions.

Patrick J. Zilvitis has served as a Director of the Company since July 2000. Mr. Zilvitis was Chief Information Officer and Corporate Vice President of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. Prior to 1992, Mr. Zilvitis managed the Consulting Services business at Digital Equipment Corporation. Mr. Zilvitis formerly served as a Director of Stocker Yale, Inc., a designer and manufacturer of structured light lasers, LED modules and specialty optical fibers. Mr. Zilvitis’ experience as a senior manager and chief information officer provides unique and valuable background as the Company considers its internal infrastructure and synergies with acquisition partners, as well as customers’ evolving information technology requirements.

Director Independence

Our Board of Directors has determined that each of Dr. Gopal, Mr. McDermott, Ms. Morby, Mr. Morley, Mr. J. Smith, Mr. Thurk and Mr. Zilvitis is an “independent director” in accordance with NASDAQ listing requirements. Therefore, we currently have a majority of “independent directors.”

Corporate Governance Guidelines

Our Board of Directors has approved and adopted Corporate Governance Guidelines to (i) promote the effective functioning of our Board and its committees and (ii) provide the framework for corporate governance of the Company. The Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted the ANSYS, Inc. Code of Business Conduct and Ethics, which applies to all employees, officers and Directors of the Company and its subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics also meets the requirements of corporate governance under the listing standards of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.” We will also provide a copy of our Code of Business Conduct and Ethics to stockholders upon request, and intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or Directors, on our website at www.ansys.com.

Meetings of Our Board of Directors

Our Board of Directors held five (5) meetings during Fiscal 2010. Each of our incumbent Directors attended at least 80% of the total number of meetings of our Board and of the committees of which he or she was a member during Fiscal 2010.

Meetings of Our Independent Directors

Our independent Directors regularly meet in executive sessions outside of the presence of management. Currently, our independent Directors are Dr. Gopal, Mr. McDermott, Ms. Morby, Mr. Morley, Mr. John F. Smith, Mr. Thurk and Mr. Zilvitis. The presiding Director for these meetings is currently Mr. Zilvitis. Any interested party who wishes to make his or her concerns known to our independent Directors may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to Mr. Zilvitis.

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2010 annual meeting: Mr. Cashman, Mr. Peter J. Smith, Ms. Morby, Mr. Morley, Mr. John F. Smith, Mr. Thurk and Mr. Zilvitis.

Stockholder Communications with Our Board of Directors

Any stockholder desiring to send communications to our Board of Directors, or any individual Director, may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to our Board of Directors or the particular Director, as the case may be.

Board Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer of the Company are separated. Mr. James E. Cashman III is the Company’s Chief Executive Officer, while our Board is led by our Chairman, Mr. Peter J. Smith. Mr. Smith is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company which provides our Board with significant leadership advantages. The Company has also established a lead independent director position in order to assure that our independent directors have a strong voice in the leadership of our Board. The Company has appointed Mr. Patrick J. Zilvitis as its lead independent director, and he has the principal responsibility for leading meetings of our Independent Directors. We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company.

Our Board of Directors delegates principal responsibility for its risk management and assessment functions to its Audit Committee. In addition to the Audit Committee, the Compensation Committee has primary responsibility for reviewing the impact of the Company’s compensation programs upon the Company’s risk management efforts. The Company has determined that the Chair of each of the Audit Committee and the Compensation Committee, Mr. Morley and Mr. John F. Smith, respectively, should not serve on the other committee with a significant area of risk management responsibility in order to further diversify the primary opinions of the quality of the Company’s risk management. This practice will continue following the change of membership on the committees of our Board of Directors effective as of the scheduled committee meetings in May 2011, at which time the new Chairs of each of the Audit Committee and the Compensation Committee, Mr. Morley and Mr. Zilvitis, respectively, will not serve on the other committee with a significant area of risk management responsibility. Additionally, Mr. Zilvitis leads all meetings of the Independent Directors, including Mr. Morley and Mr. John F. Smith. The Company believes that this division of risk management related roles among the Independent Directors fosters an atmosphere of significant involvement in the oversight of risk at the Board of Directors level and strongly complements the Company’s risk management policies.

Committees of Our Board

Our Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation and Stock Option Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”).

Audit Committee

Our Audit Committee selects our independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with our independent registered public accounting firm, reviews with management and our independent registered public accounting firm the Company’s quarterly and annual operating results, reviews our periodic disclosures related to the Company’s financial statements, considers the adequacy of our internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees our risk management policies and practices, and establishes policies for business values, ethics and employee relations.

Our Audit Committee currently consists of the following four (4) Directors: Ajei S. Gopal, Bradford C. Morley, Michael C. Thurk and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(c) of the NASDAQ listing requirements and the Securities Exchange Act of 1934 (“Exchange Act”) and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Board of Directors has determined that Bradford C. Morley and Patrick J. Zilvitis each qualify as an “audit committee financial expert.” During Fiscal 2010, our Audit Committee held four (4) meetings and all members attended 100% of the meetings. Our Audit Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualifications of existing Directors and is responsible for corporate governance oversight. As part of its evaluation of potential director candidates, our Nominating and Corporate Governance Committee considers whether each candidate’s background, experience and skill sets would provide new or alternative viewpoints or areas of expertise that would expand our Board’s collective understanding, insight and ability to make judgments regarding the Company’s global software business.

Our Nominating and Corporate Governance Committee currently consists of the following three (3) Directors: Bradford C. Morley, John F. Smith and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(e) and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held two (2) meetings in Fiscal 2010 and all members attended 100% of the meetings. The Chairman of the Nominating and Corporate Governance Committee, Mr. Zilvitis, attended accredited director education in Fiscal 2010. Our Nominating and Corporate Governance Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee is responsible for reviewing and recommending the compensation of our Chief Executive Officer, reviewing and approving the compensation of all of our executive officers, overseeing general compensation levels, policies and programs for our employees as a group, approving and administering our equity plans, including our Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (“Option Plan”) and Second Amended and Restated ANSYS, Inc. Employee Stock Purchase Plan (“ESPP”), and succession planning for our senior management. To the extent not established by our Board, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-employee Directors.

Our Compensation Committee currently consists of the following three (3) Directors: William R. McDermott, Jacqueline C. Morby and John F. Smith, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(d) and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Six (6) meetings of our Compensation Committee were held during Fiscal 2010 and all members attended at least 80% of the meetings. Our Compensation Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Committee Rotation

On February 16, 2011, our Board took action to change the membership of its Committees in fulfillment of a goal of having periodic rotation of Committee responsibilities. This action will be effective as of the scheduled Committee meetings to be held in May 2011. As a result of this action, the changes to the Company’s Committee structure will be as follows:

Committee	Current Composition	New Composition
Audit	Bradford C. Morley (Chairman) Ajei S. Gopal Michael C. Thurk Patrick J. Zilvitis	Bradford C. Morley (Chairman) Ajei S. Gopal Michael C. Thurk

Compensation	John F. Smith (Chairman) William R. McDermott Jacqueline C. Morby	Patrick J. Zilvitis (Chairman) William R. McDermott Jacqueline C. Morby

Nominating and Corporate Governance	Patrick J. Zilvitis (Chairman) Bradford C. Morley John F. Smith	William R. McDermott (Chairman) Bradford C. Morley Patrick J. Zilvitis

The Board’s Role in Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk management strategies are implemented by management. The Board also receives a legal and risk update from management at each of its regular quarterly meetings.

The Board oversees the Company’s risk assessment processes actively through the Audit Committee. The Audit Committee receives a risk management update from management as part of its regular quarterly meetings and reviews all risk assessments conducted by the Company annually, the results of which are reported by the Audit Committee to the full board as part of its subsequent quarterly report. In addition, the Audit Committee oversees the Company’s annual enterprise business risk assessment and bi-annual fraud risk assessment, which are conducted by the Company’s Internal Auditor, who reports directly to the Audit Committee. The annual enterprise business risk assessment reviews the Company’s performance with regard to ongoing financial risks, operational risks, strategic risks and previously identified external risks, and also identifies new risks that the Company will face for each upcoming year.

Our Compensation Committee also reviews the annual enterprise business risk assessment as part of its ongoing oversight of the Company’s compensation programs, with particular attention paid to the review of risks related to the Company’s reliance on equity compensation as a significant portion of the total compensation paid to our executive officers.

We have determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the NASDAQ listing requirements. We are not aware of any Compensation Committee interlocks.

Director Compensation

We compensate our non-affiliate independent Directors through a mix of cash and equity-based compensation. Beginning on April 1, 2006 through February 17, 2011, our non-affiliate independent Directors received an annual retainer of $40,000, and an annual retainer of $10,000 for each member of the Audit Committee ($20,000 for the Chairman), $10,000 for each member of the Compensation Committee ($15,000 for the Chairman), and $5,000 for each member of the Nominating and Corporate Governance Committee ($7,500 for the Chairman), all paid quarterly in arrears. Our non-affiliate independent Directors also received, at their option, (i) a grant of 5,600 deferred stock units (“DSUs”), which are rights to receive shares of our Common Stock upon termination of service as a Director, or (ii) options to purchase 16,000 shares of our Common Stock. On February 17, 2011, the annual retainer for the Chairman of the Nominating and Corporate Governance Committee was increased from $7,500 to $15,000, and equity compensation in the form of stock options was reduced from 16,000 to 14,000 annually. The DSU and option grants are all awarded quarterly in arrears in accordance with our Option Plan and our Equity Grant Policy. Under our Equity Grant Policy, which is described on page 29 of this Proxy Statement, the exercise price of all options granted is equal to the closing price of the Common Stock on the date of grant. For stock option grants occurring prior to February 17, 2011, pursuant to our Option Plan and our stock option agreements with each non-affiliate independent Director, all stock options awarded to non-affiliate independent Directors are subject to “single-trigger” vesting and shall become fully vested in the event of a change of control of the Company. Stock option grants occurring on or after February 17, 2011 are subject to “double-trigger” vesting and shall become fully vested in the event the Director is no longer a Director within 18 months of a change of control of the Company.

Directors who are also our employees do not receive cash or equity compensation for service on the Board.

Director Stock Ownership Guidelines

On December 14, 2005, our Board approved stock ownership guidelines for Directors, which were amended on February 17, 2011. Under these guidelines, all members of our Board are required to own equity in the form of stock or deferred stock units of the Company equal to a minimum of 3,000 shares and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ajei S. Gopal	—	—	—	—	—	—	—
William R. McDermott	$50,000	$251,790	—	—	—	—	$301,790
Jacqueline C. Morby	$50,000	—	$294,384	—	—	—	$344,384
Bradford C. Morley	$65,000	—	$294,384	—	—	—	$359,384
John F. Smith	$60,000	$189,322	$74,962	—	—	—	$324,284
Michael C. Thurk	$50,000	—	$294,384	—	—	—	$344,384
Patrick J. Zilvitis	$57,500	$251,790	—	—	—	—	$309,290

(1)

Mr. James E. Cashman III and Mr. Peter J. Smith, each of whom is a Director of our Company, have been omitted from this table because they receive no compensation for serving on our Board. Mr. Cashman’s compensation as CEO for Fiscal 2010 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 21. Mr. Smith’s compensation as our Chairman for Fiscal 2010 consisted of the following: (1) $120,000 base salary; (2) $7,200 auto allowance; (3) $1,704 reimbursement for auto usage-related expenses; (4) $5,406 Company contributions to defined contribution and 401(k) plans; and (5) option grants for a total of 16,000 stock options. Mr. Smith’s option grants occurred on March 2, 2010, May 17, 2010, August 16, 2010 and November 15, 2010 during open trading windows, have an exercise price of $44.62, $45.39, $40.87 and $48.97, respectively, equal to the closing price of the Common Stock on the grant date, vest in installments over four years, and have a seven-year life. The aggregate grant date fair value of the stock options awarded to Mr. Smith is $294,384, computed in accordance with accounting guidance for stock-based compensation.

(2)	The aggregate number of non-employee Director stock options outstanding as of our December 31, 2010 fiscal year end was 430,000 and the aggregate number of non-employee Director stock awards outstanding was 52,400. The following are the aggregate number of stock option awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2010: Ms. Morby: 71,500; Mr. Morley: 148,500; Mr. J. Smith: 103,000; Mr. Thurk: 43,000; and Mr. Zilvitis: 64,000. The following are the aggregate number of DSU awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2010: Mr. McDermott: 20,020; Mr. J. Smith: 10,200; Mr. Thurk: 6,400; and Mr. Zilvitis: 15,800.
(3)	Refer to Note 2, “Stock-Based Compensation” beginning on page 64 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 25, 2011 for the relevant assumptions used to determine the valuation of our stock awards and option awards. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, in accordance with accounting guidance for stock-based compensation. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee Directors.

Transactions with Related Persons

We have adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must be (i) approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Company’s Board of Directors, and (ii) on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be the beneficial owner of more than five percent of our Common Stock as of December 31, 2010. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”).

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
FMR LLC	7,536,681	(1)	8.28%
82 Devonshire Street
Boston, MA 02109
BlackRock Inc	4,810,759	(2)	5.29%
40 East 52nd Street
New York, NY 10022

(1)	The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010.
(2)	The information reported is based on a Schedule 13G/A filed with the SEC on February 2, 2011 reporting beneficial ownership as of December 31, 2010.

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of January 31, 2011, based on their representations to the Company. All such information was provided by the stockholders listed and reflects their beneficial ownership as of January 31, 2011.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Peter J. Smith (3)	180,100	*
James E. Cashman III (4)	1,206,288	1.31%
Maria T. Shields (5)	222,527	*
Brian C. Drew (6)	81,675	*
Joseph C. Fairbanks, Jr. (7)	133,649	*
Joshua Fredberg (8)	10,798	*
Ajei S. Gopal	0	*
William R. McDermott (9)	20,020	*
Jacqueline C. Morby (10)	130,200	*
Bradford C. Morley (11)	111,875	*
John F. Smith (12)	98,232	*
Michael C. Thurk (13)	21,650	*
Patrick J. Zilvitis (14)	81,400	*
All executive officers and Directors as a group (16 persons) (15)	2,601,061	2.84%

*	Less than 1%.
(1)	Addresses are c/o ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of January 31, 2011 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after January 31, 2011. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after January 31, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of January 31, 2011, a total of 91,739,163 shares of Common Stock were issued and outstanding.
(3)	Includes vested options to purchase 83,516 shares. Excludes unvested options to purchase 39,000 shares.
(4)	Includes vested options to purchase 891,250 shares. Excludes unvested options to purchase 308,750 shares.
(5)	Includes vested options to purchase 192,250 shares. Excludes unvested options to purchase 84,750 shares.
(6)	Includes vested options to purchase 70,875 shares. Excludes unvested options to purchase 70,125 shares.
(7)	Includes vested options to purchase 122,500 shares. Excludes unvested options to purchase 87,500 shares.
(8)	Includes vested options to purchase 10,000 shares. Excludes unvested options to purchase 57,500 shares.
(9)	Includes 20,020 deferred stock units (DSUs).
(10)	Includes vested options to purchase 32,500 shares. Excludes unvested options to purchase 39,000 shares.
(11)	Includes vested options to purchase 109,500 shares. Excludes unvested options to purchase 39,000 shares.
(12)	Includes 10,200 deferred stock units (DSUs). Includes vested options to purchase 85,000 shares. Excludes unvested options to purchase 18,000 shares.
(13)	Includes 6,400 deferred stock units (DSUs). Includes vested options to purchase 15,250 shares. Excludes unvested options to purchase 27,750 shares.
(14)	Includes 15,800 deferred stock units (DSUs). Includes vested options to purchase 58,000 shares. Excludes unvested options to purchase 6,000 shares.
(15)	Includes 52,420 deferred stock units (DSUs). Includes vested options to purchase 1,899,727 shares. Excludes unvested options to purchase 944,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that no Section 16 Person filed a late report during Fiscal 2010, except that one report for Mr. Morley was filed late due to administrative error.

OUR EXECUTIVE OFFICERS

Named Executive Officer Profiles

The names and ages of our named executive officers, and the principal occupation and business experience for at least the last five years for each named executive officer who is not also a Director, are set forth below as of December 31, 2010.

Name	Age	Position
James E. Cashman III (1)	57	President and Chief Executive Officer (“CEO”)
Maria T. Shields	46	Chief Financial Officer (“CFO”)
Joseph C. Fairbanks, Jr.	56	Vice President, Sales & Support
Brian C. Drew	53	Vice President, Central Development Unit
Joshua Fredberg	41	Vice President, Marketing

(1)	Mr. Cashman is also a Director and his biographical information appears on page 13.

Maria T. Shields has been our Chief Financial Officer and Vice President, Finance and Administration since September 1998. Previously, she served as our Corporate Controller since September 1994 and as a Vice President since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte and Touche LLP, including that of Audit Manager. Ms. Shields serves as a Director of the First National Bank Pittsburgh Community Board. Ms. Shields holds a Bachelor of Science degree in Accounting from Pennsylvania State University.

Joseph C. Fairbanks, Jr. has been our Vice President, Worldwide Sales and Support since October 2001. Prior to joining the Company, Mr. Fairbanks was President and Chief Operating Officer for Black Oak Computer Services Incorporated from August 2000 to October 2001. Prior to Black Oak, Mr. Fairbanks was the Vice President, Sales and Marketing for the IBM Business Unit of Avnet Hallmark, an IBM distributor, from August 1997 to August 2000. Prior to August 1997, Mr. Fairbanks was the Director of Sales Operations for Aspen Technology, a chemical engineering software company. Mr. Fairbanks majored in Computer Sciences at West Chester University.

Brian C. Drew has been our Vice President and General Manager of the Central Development Business Unit since November 2006. Prior to joining the Company, Mr. Drew was the Vice President of Product Development & Internal Services at Fluent Inc. since July 1999. He became Fluent’s Business Unit Director for the Power Generation industry and the ICEPAK business unit in April 1995 after serving as Fluent’s Sales Director for North America since April 1991. Prior to Fluent, Mr. Drew’s industrial experience includes the design of rocket engines and spacesuits at Hamilton Sundstrand and the development of high heat flux cooling systems at Creare Inc. Mr. Drew holds Bachelor and Master of Science degrees in Mechanical Engineering from Georgia Institute of Technology.

Joshua Fredberg has been our Vice President, Marketing, since November, 2009. Prior to joining the Company, Mr. Fredberg was Vice President, Product Management and Marketing at Vistagy, Inc. from May 2009 to October 2009. From 2001-2009, Mr. Fredberg was with Parametric Technology Corporation, holding the positions of Senior Vice President of Product and Market Strategy from 2003-2009, Vice President, Product Strategy from 2001-2003 and Director, Business Development in 2001. From 2000-2001, Mr. Fredberg was Director, Business Development at ARIBA. He holds a Bachelor of Science in Electrical Engineering from Tufts University, a Master of Science in System Engineering from the University of Pennsylvania and an M.B.A. in Finance from The Wharton School, University of Pennsylvania.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. Our Compensation Committee makes recommendations regarding cash compensation, bonus targets and individual goals for our CEO, James E. Cashman III, to our Board of Directors, and our Board of Directors makes final determinations regarding Mr. Cashman’s cash compensation, bonus targets and individual goals. Our Compensation Committee makes final determinations regarding equity compensation for Mr. Cashman. Since each of the other named executive officers reports to Mr. Cashman, he prepares an analysis for our Compensation Committee recommending each element of the compensation to be paid to the other named executive officers. Our Compensation Committee, however, has final approval over all compensation decisions other than decisions related to the compensation of our CEO for which our Board of Directors has final approval, and may accept or adjust such recommendations as it determines to be in the best interests of the Company and its stockholders. Our Compensation Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Throughout this Proxy Statement, the individuals who served as our CEO and CFO during Fiscal 2010, as well as the other individuals included in the Summary Compensation Table on page 32, are referred to as the “named executive officers” or “NEOs.”

Objectives of Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead to our long-term success and enhance stockholder value. Each element of our compensation program supports these objectives. Accordingly, our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by us, which currently include a 401(k) plan, an employee stock purchase plan, and health care and other insurance programs. The benefit programs available to executives are the same as those available to all other eligible employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee is comprised solely of non-affiliate independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee makes a recommendation to our full Board of Directors regarding the compensation of our CEO, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining and recommending to our Board the CEO’s compensation based on that evaluation, and our Board of Directors makes all final decisions relating to our CEO’s compensation. As noted above, our CEO prepares an analysis for our Compensation Committee recommending each element of compensation to be paid to all other named executive officers, which our Compensation Committee may accept or adjust as it determines appropriate. To the extent not established by our Board of Directors, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-affiliate independent Directors.

Our Chairman, CEO, Vice President of Human Resources and our external compensation consultant provide advice, analysis and recommendations to our Compensation Committee.

As part of its ongoing oversight of our compensation programs, our Compensation Committee pays particular attention to the review of risks related to our reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Our Compensation Committee and our Board of Directors considered the following elements of our compensation plans and policies when evaluating whether its plans and policies encourage its executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	For our cash bonus programs, awards are based on the achievement of at least three objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•

Awards under our cash bonus programs are also based on qualitative individual performance goals that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based on Company financial metrics.

•

The Company uses restricted stock as well as stock options for equity awards to provide a balanced equity portfolio to executives creating a level of diversification to withstand market fluctuations that might incent unreasonable risk if holders were limited to options.

•

Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•

We have implemented a Long-Term Incentive Plan which awards our executives with restricted stock units based on the performance of our Common Stock over successive three-year periods providing executives with strong incentives to increase stockholder value over the long term. This plan is capped at 100% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•

Our Compensation Committee, or in the case of our CEO, our Board of Directors, determine achievement levels under the Company’s cash bonus program and performance-vesting restricted stock unit awards in their discretion after reviewing Company and executive performance.

•

Our executive stock ownership policy requires executives to hold equity equal to a minimum of two times their base salary, or, in the case of our CEO, equal to a minimum of three times his base salary, and at least half of that minimum must be comprised of shares of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

Setting Executive Compensation

To achieve our compensation objectives, our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward executives for achieving such goals. In furtherance of these goals, our Compensation Committee has engaged Frederick W. Cook & Co. (“F.W. Cook”), an independent compensation consulting firm, to conduct a review of the total compensation program for our CEO and CFO, as well as for other key executives. F.W. Cook provides our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our CEO and the recommendations made by our CEO for our CFO and other executives.

Our Compensation Committee met in the fourth quarter of 2009 to set cash compensation for our NEOs for 2010 and to determine our internal financial targets for 2010. The Compensation Committee reviewed a compensation analysis prepared by F.W. Cook in the fourth quarter of 2009 which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies to help set our NEOs’ base salaries and target bonuses. The peer companies developed by F.W. Cook for consideration by our Compensation Committee in setting cash compensation for our NEOs for 2010 are the following:

Advent Software, Inc.	Digital River, Inc.	QUEST Software, Inc.
Akamai Technologies, Inc.	Equinix, Inc.	Red Hat, Inc.
Aspen Technology, Inc.	FactSet Research Systems, Inc.	salesforce.com, inc.
BMC Software, Inc.	Informatica Corporation	Synopsys, Inc.
Cadence Design Systems, Inc.	Jack Henry & Associates	TIBCO Software, Inc.
Citrix Systems, Inc.	McAfee, Inc.	Verisign, Inc.
Compuware Corporation	Nuance Communications, Inc.
Concur Technologies, Inc.	Parametric Technology Corp.

In relation to these peer companies as of the date of the 2009 F.W. Cook analysis, our Company was below the 25th percentile in revenue, was between the 25th and 50th percentiles in number of employees, was between the 50th and 75th percentiles in operating income and market capitalization, and was above the 75th percentile in market capitalization to revenue ratio.

Our Compensation Committee met in the fourth quarter of 2010 to set equity compensation for our NEOs, in part based on an updated compensation analysis prepared by F.W. Cook in the fourth quarter of 2010, again considering the size and growth of the Company. The peer companies developed by F.W. Cook and considered by our Compensation Committee in setting equity compensation for 2010 are the same companies developed by F.W. Cook in its report from the fourth quarter of 2009.

In relation to these peer companies as of the date of the 2010 F.W. Cook analysis, our Company was below the 25th percentile in revenue, and was at approximately the 25th percentile in number of employees, the 75th percentile in operating income and the 50th percentile in market capitalization.

Elements of Executive Compensation and Allocation among Elements

Our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balanced focus on shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	performance against corporate, individual and organizational objectives for the fiscal year;

•	importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

•	contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they have made throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that, by rewarding decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, as appropriate, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. However, our Compensation Committee does not structure compensation so that significant compensation derived from one component of compensation negates or offsets compensation from other components. While our Compensation Committee does not have a policy for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term incentive compensation, historically our Compensation Committee has allocated a greater percentage of an employee’s total compensation to equity compensation as he or she becomes more senior in the organization.

Base Salary, Cash Bonus and Total Cash Compensation

In December 2009, our Compensation Committee met to set cash compensation for our NEOs for 2010 and to determine our internal financial targets for 2010. As is our standard practice, the Compensation Committee reviewed a compensation analysis prepared by F.W. Cook in the fourth quarter of 2009 which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies.

Our internal financial targets for 2010 were $570 million for revenue, $177.45 million for non-GAAP operating profit and $1.90 for non-GAAP earnings per share. When compared against our internal financial targets for 2010, we were able to achieve 102% of our internal revenue target for 2010, 110% of our non-GAAP operating profit target for 2010 and 111% of our non-GAAP earnings per share target for 2010.

Cash Compensation Generally

Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at appropriate market levels, while cash bonuses are designed to reward our executives for the achievement of shorter-term financial goals and individual performance objectives. Our base salary determinations principally reflect the skills and performance levels of individual executives, our needs, and pay practices of comparable public companies. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries conservatively at or below a midpoint level relative to an appropriate set of peers. We believe this policy sets a prudent and fiscally responsible tone for our overall base salary compensation programs, while still enabling us to attract and retain employees who can contribute to our long-term success.

Cash bonuses effectively link individual contributions to overall business and individual performance and encourage executives to increase stockholder value in both the short and long term. Our philosophy with respect to the allocation of our overachievement of earnings in the form of cash bonuses is to reward our stockholders first and then to allocate bonus payments first to our employees and then to senior management and the CEO. The amount of cash incentive bonus payments to be awarded to all executives including the CEO depends upon the achievement of corporate performance in the key areas of revenue growth, non-GAAP operating profit and non-GAAP earnings per share in accordance with internal plan goals, which are established by our Board prior to the start of each fiscal year. Bonus payments up to 100% of target are based upon the achievement of these internal plan goals. Since 2000, the Company has failed to achieve its internal plan revenue goal as often as it has achieved it. Bonus payments exceeding 100% of target are determined based upon our overachievement of non-GAAP earnings goals. Individual differences in payments above or below 100% of target are based on individual performance factors depending on the particular executive’s role. Target bonuses for our executives range from 30% to 100% of base salary for Fiscal 2010, depending on the specific role and job responsibilities held by each of our executives. Our CEO’s cash bonus is determined semi-annually and at year-end based on corporate, individual and organizational performance at mid-year and year-end. Cash bonuses for our other executive officers are determined quarterly and at year-end.

Base Salaries Awarded in 2010

Our Compensation Committee determined to set our CEO’s base salary at $535,000 for 2010, representing a 5% increase over the CEO’s 2009 base salary. Compared to the peer companies listed above, Mr. Cashman’s base salary for 2010 ($535,000) was within the mid-point range at 92% of the median ($584,608).

In setting base salaries to be paid to all other NEOs for 2010, as discussed further above, Mr. Cashman recommended modest increases over 2009 levels for the base salaries of Ms. Shields, Mr. Fairbanks and Mr. Drew, consistent with the recommendations of the Committee’s independent compensation consultant. Compared to the peer companies listed above, Ms. Shields’ base salary for 2010 ($245,000) was at 63% of the median ($387,986), Mr. Fairbanks’ base salary for 2010 ($260,000) was at 77% of the median ($339,496) and Mr. Drew’s base salary for 2010 ($190,000) was at 58% of the median ($327,928). Mr. Fredberg joined the Company in November 2009, and his starting base salary ($230,000) was determined based on the recommendation of the Company’s executive search firm, his individual role and responsibilities, his individual salary history and internal equity considerations. Mr. Cashman recommended that Mr. Fredberg’s base salary for 2010 ($230,000) remain the same as his starting salary, which was at 74% of the median ($309,792). Our Compensation Committee concurred with Mr. Cashman’s base salary recommendations for all NEOs.

Cash Bonuses Awarded in 2010

Our Compensation Committee awarded cash bonuses at or near 100% of target amounts for Fiscal 2010 because of our level of achievement of internal plan goals, and because of achievement of our 2010 executive bonus plan approved by our Compensation Committee. Under our executive bonus plan for 2010, target bonuses were set between 30% and 100% of base salary depending on the role and individual goals for each executive. As noted above, annual bonus payments of up to 100% of target for executives are based on our level of achievement of internal plan goals, and individual differences in bonus payments for each executive depend on individual goals.

Cash bonuses for all NEO’s were awarded at or near 100% of target for each quarter and Fiscal 2010 because the Company overachieved its internal revenue plan, its non-GAAP operating profit internal plan and its non-GAAP EPS internal plan for Fiscal 2010.

Individual goals for Mr. Cashman included achievement of corporate operational objectives relating to revenue, non-GAAP operating profit, cash position and non-GAAP earnings per share. Our Compensation Committee also considered individual goals relating to achievement in our organic growth as well as the quality of our strategic acquisition process and implementation. Our Compensation Committee also focused on certain organizational development goals in support of our longer term strategies including acquisition and organic growth, such as progress in succession planning and the enhancement of management and organizational development. Also considered was the attainment of customer satisfaction goals and the continued enhancement of our investor base. Mr. Cashman was successful in achieving the corporate operational goals in 2010 because of the revenue, non-GAAP operating profit and non-GAAP earnings per share that we achieved in relation to our internal financial targets. Mr. Cashman’s cash bonus award also reflects his level of over- or under-achievement of his individual goals as determined by our Compensation Committee and Board, including the achievement of individual goals relating to organizational development.

Individual goals for Ms. Shields in 2010 included improvements in the organization and staff development, corporate governance, business operations, CRM systems, business modeling and acquisitions effectiveness. Individual goals for Mr. Fairbanks in 2010 included improvements in the development of a scalable, motivated, effective sales organization, expansion of key sales management most notably in Asia and North America, long-range forecast accuracy, CRM systems, services development and marketing integration. Individual goals for Mr. Drew in 2010 included organization of an integrated development function, product development, product management, staff development, key function leadership and common quality processes. Individual goals for Mr. Fredberg included reorganization of the product planning process, content development in support of the Company’s 2010 and 2011 sales conferences, realignment of the marketing team and expansion of the Company’s external messaging.

Ms. Shields, Mr. Fairbanks, Mr. Drew and Mr. Fredberg each received bonus payments for 2010 that were at or near their targets because of our level of achievement of our internal revenue plan goals, for non-quantitative achievements, and because of their level of performance in relation to the individual goals identified above.

In the aggregate for 2010, Mr. Cashman received a cash bonus of $567,500, or 106% of his target bonus of $535,000; Ms. Shields received a cash bonus of $172,900, or 102% of her target bonus of $170,000; Mr. Fairbanks received a cash bonus of $213,000, or 101% of his target bonus of $210,000; Mr. Drew received a cash bonus of $126,500, or 94% of his target bonus of $135,000, and Mr. Fredberg received a cash bonus of $112,200, or 98% of his target bonus of $115,000. Individual differences in bonus payments relative to targets below and above 100% were based on individual performance goals described above.

Total Cash Compensation Awarded in 2010

Utilizing the peer companies listed on page 23, Mr. Cashman’s targeted total cash compensation ($1,070,000) consisting of base salary ($535,000) and target bonus ($535,000) was at 85% of the median ($1,257,872). Base salary ($535,000) was at 92% of median ($584,608) and target bonus ($535,000) was at 79% of median ($678,170). His base salary ($535,000) plus achieved bonus ($567,500) resulted in actual total cash compensation ($1,102,500) equal to 88% of median for the peer group.

Compared to the peer companies listed above, targeted total cash compensation for Ms. Shields was at 64% of median ($645,898), targeted total cash compensation for Mr. Fairbanks was at 78% of median ($602,838), targeted total cash compensation for Mr. Drew was at 61% of median ($530,584) and targeted total cash compensation for Mr. Fredberg was at 70% of median ($493,492). Ms. Shields’ base salary ($245,000) plus achieved bonus ($172,900) was at 65% of the median, Mr. Fairbanks’ base salary ($260,000) plus achieved bonus ($213,000) was at 79% of the median, Mr. Drew’s base salary ($190,000) plus achieved bonus ($126,500) was at 60% of the median, and Mr. Fredberg’s base salary ($230,000) plus achieved bonus ($112,200) was at 69% of the median. Our Compensation Committee concurred with Mr. Cashman’s base salary and achieved bonus recommendations for all NEOs.

Variations Among Executive Officer Compensation

As our CEO and President, Mr. Cashman has primary responsibility for delivering results and managing operations. Accordingly, his compensation is determined based on Company-wide financial, organizational and strategic goals. Mr. Cashman has the highest variable component of his target bonus relative to his base salary, reflecting his overall operational and strategic responsibilities and their direct relationship to stockholder value. Since we overachieved our internal financial plan at 102% for revenue, 110% for non-GAAP operating profit and 111% for non-GAAP earnings per share and he achieved many of his individual goals, Mr. Cashman received 106% of his target bonus for 2010. In addition, it is also our

Compensation Committee’s intent to ensure that Mr. Cashman’s interests are aligned with the interests of our stockholders, and accordingly, his compensation is heavily weighted with an equity component.

As described above, our Compensation Committee also relies on benchmarking data in assessing the reasonableness of the compensation for all of the named executive officers. Despite being compensated more highly than the other named executive officers, Mr. Cashman’s base salary of $535,000 was at 92% of the median for CEOs in the peer group. Mr. Cashman’s target bonus was planned at 100% of base salary, compared to the peer group median of 100% of base salary for target bonus, and he was awarded a cash bonus of $567,500, or 106% of base salary, based on our level of achievement of our internal revenue and non-GAAP profitability plans, and his level of achievement of his individual goals.

There are also variations among decisions relating to other executive officers based on their respective roles in the organization.

Ms. Shields, our chief financial officer, has a variable component in her target bonus that is principally tied to corporate performance because of her corporate-wide finance and administration responsibilities, including functional performance of finance, information technology, business operations and investor relations and consideration of potential acquisitions. Ms. Shields’ target bonus was planned at 69% of base salary, compared to the peer group median of 71% of base salary. Ms. Shields received more than Mr. Drew because of her performance of her finance and administration responsibilities.

Mr. Fairbanks, our vice president of worldwide sales and support, has a higher variable component in his target bonus relative to his base salary because of his responsibilities in driving revenue and the heightened risk associated with his role. For example, individual goals for Mr. Fairbanks in 2010 included improvements in the development of a scalable, motivated, effective sales organization, forecast accuracy, services development and marketing integration. Mr. Fairbanks’ target bonus was planned at 81% of base salary, compared to the peer group median of 80% of base salary. Mr. Fairbanks received the largest total compensation following Mr. Cashman because revenue increased in 2010 and we achieved our internal revenue plan at 102% of target.

Mr. Drew, our vice president of the central development unit, has variable components that reflect his role in the organization of an integrated development function, product development, product management, staff development, key function leadership and common quality processes. Mr. Drew’s target bonus was planned at 71% of base salary, compared with the peer group median of 61% of base salary. Mr. Drew received total compensation commensurate with his role and performance of his significant organizational objectives.

Mr. Fredberg, our vice president of marketing, received variable compensation of $112,200 for Fiscal 2010 relative to his 2010 target bonus based on his performance in the rapid realignment and energizing of the marketing team, refinement of the product planning process, expansion of public relations and marketing communications activities and impact of materials developed for and in support of the Company’s 2010 and 2011 sales conferences. Mr. Fredberg’s target bonus was planned at 50% of base salary, compared with the peer group median of 61% of base salary.

Equity Compensation

Equity compensation is intended to align the interests of executives with long-term stockholder interests and to create incentives for executives to work cooperatively to ensure we continue our successful growth. We have no set formula or timeframe for the granting of equity awards to individual executives or employees. In determining equity grants made in 2010, our Compensation Committee set aside a pool of equity awards by considering the number of equity awards available for grant under our Option Plan and reviewing an analysis prepared by our compensation consultant to determine market and stockholder value transfer levels. Our Compensation Committee believes that equity award grants help it achieve our compensation goals by giving executives a significant, long-term interest in our success, helping to attract and retain key executives in a competitive market for executive talent and aligning the interests of executives with long-term stockholder interests, thereby enhancing stockholder value. Our Compensation Committee believes that our equity compensation policies do not create risks that are reasonably likely to have a material, adverse effect on the Company.

Our NEOs are significantly impacted by fluctuations in the world economy and the Company’s stock price as the compensation plans of our NEOs are more heavily weighted with equity compared to other employees and officers, so that their interests are aligned with the interests of our stockholders. The Company experienced a recovery in the price of its Common Stock during 2010 as compared to 2009 and, as a result, total compensation of our NEOs was impacted accordingly.

Our Compensation Committee monitors industry trends and applicable tax, accounting and regulatory changes and may in the future, for financial, competitive or other reasons, use other equity incentive vehicles in place of or in combination with stock options, restricted stock and performance-based restricted stock units.

Equity Awards Granted for 2010

During Fiscal 2010, we granted options, performance-based restricted stock units (“RSUs”) and deferred stock units (“DSUs”) to acquire an aggregate of 1,309,400 shares of our Common Stock to our employees, officers and non-affiliate independent Directors, representing 1.43% of the outstanding shares of our Common Stock as of December 31, 2010. Of this aggregate amount, our five named executive officers received stock options to acquire an aggregate of 192,000 shares and 57,000 RSUs, or approximately 19% of the total equity we granted in Fiscal 2010. Our employees and other officers received an aggregate of 959,500 stock options and 33,500 RSUs equal to approximately 76% of the total equity we granted in Fiscal 2010. Our non-affiliate independent Directors received an aggregate of 52,000 options and 15,400 DSUs equal to approximately 5% of the total equity we granted in Fiscal 2010 pursuant to the terms of our Option Plan.

In setting the individual equity awards based on the available options, our Compensation Committee considered comparisons to the peer group listed on page 23, longer-term performance, leadership potential, the responsibilities to be assumed by each executive in the upcoming fiscal year, the responsibilities of each executive in prior periods, existing option holdings, the size of awards made to each executive in prior years relative to our overall performance, available stock for issuance under our Option Plan, potential grants in future years and the projected retention incentive profile for each executive beyond 2010. In determining the equity awards for our NEOs in 2010, our Compensation Committee also considered a recommendation from the compensation consultant that a portion of the equity awards be granted in the form of performance-based restricted stock awards in addition to the Company’s historical use of stock option awards. Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Mr. Fredberg each received an equity award in the form of a stock option grant at the low range of the grant guidelines identified by the compensation consultant, which our Compensation Committee determined to be appropriate levels considering the factors noted as well as our historic equity grant levels, the equity grants to the employee population generally and each executive’s overall level of compensation. In addition, the Compensation Committee selected stock option grant levels for Fiscal 2010 with the expectation of making awards of performance-based restricted stock units pursuant to the Company’s Long-Term Incentive Plan in early Fiscal 2011, which would bring the total equity awards for our NEOs toward the middle of the equity grant guidelines identified by the compensation consultant.

Stock Option Awards

Mr. Cashman received a grant of options to purchase 75,000 shares of our Common Stock, which was significantly more than the other named executive officers received, because in his role as CEO he bears more of the responsibility for our performance and has a larger variable compensation component that reflects this greater risk. In determining the option awards for Mr. Cashman in 2010, our Compensation Committee considered short-term and long-term performance, long-term potential and leadership capability, our broader scope and future retention incentives. Our Compensation Committee also reviewed past stock awards and Mr. Cashman’s current option holdings and internal comparisons and utilized the benchmark data from the peer companies listed on page 23 in order to target Mr. Cashman’s 2010 grant at the low end of the option grant guidelines identified by the compensation consultant.

Ms. Shields received a grant of options to purchase 31,000 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of her performance. The grant to Ms. Shields was at the low end of the consultant’s option grant guidelines. Mr. Fairbanks received a grant of options to purchase 31,000 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of the achievement of the sales organization. The grant to Mr. Fairbanks was at the low end of the consultant’s option grant guidelines. Mr. Drew received a grant of options to purchase 27,500 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of his performance in product development activities. The grant to Mr. Drew was at the low end of the consultant’s option grant guidelines. Mr. Fredberg received a grant of options to purchase 27,500 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of his performance of marketing initiatives. The grant to Mr. Fredberg was at the low end of the consultant’s option grant guidelines.

Differences in option grant levels among Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Mr. Fredberg reflect their varying roles and responsibilities, contributions to the Company’s achievement in 2010, their individual roles and internal equity considerations, consistent with the guidelines identified by the Committee’s independent compensation consultant.

Performance-Based Restricted Stock Units

Beginning in 2010, the Company established the ANSYS, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Long-Term Incentive Plan, executives receive an annual target award of performance-based restricted stock units, with performance assessed by comparing the Company’s Total Stockholder Return (“TSR”) to the NASDAQ Composite Index TSR over successive three (3) year periods. Performance targets under the Long-Term Incentive Plan are as follows:

3-Year Performance Relative to Index	Percentage of Target Award Granted
>110%	100%
100-110%	80-100%
95-100%	50-80%
90-95%	20-50%
<90%	0%

For the three-year performance period beginning on January 1, 2010, Mr. Cashman received a target award of 25,000 restricted stock units, Ms. Shields received a target award of 10,000 restricted stock units, Mr. Fairbanks received a target award of 10,000 restricted stock units, Mr. Drew received a target award of 9,000 restricted stock units and Mr. Fredberg received a target award of 3,000 restricted stock units. For the three-year performance period beginning on January 1, 2011, Mr. Cashman received a target award of 25,000 restricted stock units, Ms. Shields received a target award of 10,000 restricted stock units, Mr. Fairbanks received a target award of 10,000 restricted stock units, Mr. Drew received a target award of 9,000 restricted stock units and Mr. Fredberg received a target award of 9,000 restricted stock units. Differences in restricted stock unit awards among NEOs reflect factors such as individual roles and responsibilities, past performance and execution history, experience on the management team and retention factors. The NEO restricted stock unit awards for 2010 and 2011 were at the mid-range of the grant guidelines identified by the Company’s compensation consultant. No shares of stock will vest or be issued pursuant to these target awards until the end of each three-year performance period and provided performance targets are achieved.

Considered in combination with the 2010 stock option awards, the 2010 restricted stock unit awards place our NEOs toward the mid-point range of the compensation consultant’s equity grant guidelines. Considered in combination with base salary, cash bonus and equity awards in the form of stock options and restricted stock units, the total direct compensation of our NEOs for 2010 was at or near the median in relation to the peer companies identified on page 23.

Equity Grant Policy

In October 2006, our Compensation Committee approved and adopted the ANSYS, Inc. Equity Grant Policy effective December 31, 2006. Under our policy, all grants, and the terms and conditions thereof, are authorized and approved by our Compensation Committee and by our Board of Directors with respect to grants made to our CEO. Our Compensation Committee may authorize block grants of options or stock for employees who are not our executive officers or directors, and delegate the allocation of those awards to our CEO, CFO, General Counsel and Vice President of Human Resources. Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make new hire option grants of up to 10,000 options per new hire, not to exceed an aggregate of 50,000 delegated new hire option grants per calendar quarter. Our Compensation Committee must authorize and approve any changes to the terms and conditions of any grant and any exceptions to our policy.

Under our policy, grants to existing directors, officers, employees, consultants and key persons occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for all grants will be the later of (i) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, or (ii) two (2) business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter. No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant date for delegated new hire grants shall be the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date.

The grant or exercise price for all grants will be the fair market value of the stock on the grant date. It is our policy to set the fair market value equal to the closing price of the stock on the grant date.

Equity Ownership by Executives

On July 25, 2007, our Committee approved Management Stock Ownership Guidelines. Under these guidelines, our CEO is required to own equity in the Company equal to a minimum of three times his or her base salary, and all other members of our senior management team are required to own equity in the Company equal to a minimum of two times their base salary, and to attain this minimum stock ownership level within four years. For purposes of this calculation, at least one half of the minimum must be comprised of shares of stock and the balance may be comprised of up to one half of the in-the-money value of an executive’s stock option gains. The Management Stock Ownership Guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com.

Recoupment of Compensation

On May 12, 2010, our Board of Directors established a Recoupment of Compensation policy. Under the policy, if our Board determines in its sole discretion that the Company’s financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board shall have the discretion to use commercially reasonable best efforts to remedy the misconduct and prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus of other incentive based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains made under equity-based awards made, to any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence in the event that one of the Company’s executive officers violates the terms of a non-competition agreement with the Company. The Recoupment of Compensation policy is part of our Corporate Governance Guidelines and is available on our website at www.ansys.com.

Perquisites

Some of our executives receive de minimus benefits that are not available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

Perquisites Provided in 2010

All of our named executive officers participated in the same Company retirement plans that are available to all of our eligible employees. Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Mr. Fredberg each received a Company retirement plan contribution of $9,637. Mr. Cashman received an auto allowance of $7,200 and reimbursement for auto usage-related expenses of $229, and life insurance premiums totaling $3,430. Mr. Fairbanks received an auto allowance of $6,000. Our corporate health and other insurance plans are the same for all eligible employees, and our executives pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our U.S.-based employees are eligible to participate in our 401(k) plan. In any plan year, we will contribute to each ANSYS, Inc. participant a matching contribution as follows: a dollar-for-dollar match for the first 3% an employee contributes to his or her 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All other executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change-of-Control Agreements.”

Employment, Severance and Change of Control Agreements

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our Chairman, CEO and some employees of our foreign or acquired subsidiaries, which is consistent with our moderately conservative compensation philosophy. We have entered into severance agreements with these individuals because of the unique situations of each of these executives.

We have an employment agreement with Mr. Peter J. Smith, our Chairman, dated March 28, 1994, which was entered into in connection with his employment with us. Mr. Smith’s severance payment and change of control benefits were established in 1994 and reflect competitive conditions at the time of his employment and have been maintained because his role is viewed by our Compensation Committee as critical to any change of control that could be advantageous to our stockholders. Mr. Smith’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for severance at the annual rate of $300,000 and continuation of then-existing benefits in the event Mr. Smith’s employment is terminated by us without cause or in the event of a constructive termination (as defined therein) until the earlier of one year after termination or Mr. Smith’s acceptance of other employment and (iv) restricts competitive activities by Mr. Smith for one year following termination of his employment other than for cause or in the event of a constructive termination. We provided Mr. Smith with funds at the time of his employment to purchase a $300,000 annuity resulting in payments to Mr. Smith beginning at age 62.

We have an employment agreement with Mr. Cashman, which was entered into in April 2003 based on competitive and benchmark data at that time. Mr. Cashman’s severance payment and change of control benefits were established in 2003 for retention reasons and because his role is viewed by our Compensation Committee as critical to any change of control which could be advantageous to our stockholders. His payments reflect competitive comparisons made at the time to the following peer companies: Advent Software, Inc., Ansoft Corp., Business Objects SA, Cadence Design Systems Inc., Citrix Systems, Inc., Kronos Inc., Manhattan Associates, Inc., MapInfo Corp., Mentor Graphics Corp., Mercury Interactive, Moldflow Corp., MSC Software Corp., MTS Systems Corp. and Parametric Technology Corp. Mr. Cashman’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) provides for termination benefits equal to two times his combined salary and target bonus and continuation of benefits then in effect if we terminate him without cause at any time or demote or terminate him with or without cause within 180 days following a change of control of us, or if he resigns following our material breach of his employment agreement, (iii) in the case of change of control of us, provides for accelerated vesting of stock options, (iv) provides Mr. Cashman with a $2.0 million term life insurance policy, the proceeds of which are payable to beneficiaries designated by Mr. Cashman, and (v) restricts competitive activities by Mr. Cashman for two years following the termination of his employment with us regardless of the basis of that termination. Our compensation consultant reviewed these terms in December 2006 and verified that they were in line with competitive practices.

In March 2011, Mr. Cashman’s employment agreement was amended in two respects. First, the agreement was revised to include a fixed term. Prior to the amendment, Mr. Cashman’s agreement would remain in place perpetually until terminated by either party. As revised, the agreement now has a five-year term with annual renewals thereafter. At the end of the five-year term, and if renewed, at the end of each annual renewal period thereafter, either party can give notice of its desire to terminate the agreement. If the Company chooses not to renew the agreement at the end of the term, or any annual renewal period thereafter, it would be considered a termination of the agreement without cause. Our Board of Directors made this change to the agreement in order to give it an opportunity to periodically review Mr. Cashman’s employment agreement and determine whether the agreement should be renewed based on the then current circumstances. Accordingly, our Board of Directors intends to review Mr. Cashman’s employment agreement at the end of the five-year term to determine whether it should be renewed, and if so, will then review the agreement on an annual basis thereafter.

In addition to adding a fixed term, Mr. Cashman’s agreement was amended to provide for “double-trigger” accelerated vesting for stock options granted to Mr. Cashman on or after February 17, 2011. Mr. Cashman’s employment agreement previously provided for “single-trigger” acceleration of his stock options in the event of a change of control. As a result of the amendment, any stock options that were granted to Mr. Cashman prior to February 17, 2011 will continue to be subject to the “single-trigger” vesting provisions. However, going forward, new grants of stock options to Mr. Cashman would only become vested and exercisable under his employment agreement in connection with a change of control if Mr. Cashman’s employment with the Company or its successor is terminated during the 18-month period following the change of control, and such termination by the Company is without cause or by Mr. Cashman for good reason as such terms are defined in his employment agreement.

We have an agreement with Mr. Fredberg entered into in connection with his hiring in November 2009. Pursuant to this agreement, Mr. Fredberg would receive twelve (12) months’ salary if his employment with the Company is terminated without cause within eighteen (18) months of his hiring, and six (6) months’ salary if his employment with the Company is terminated without cause at any time after eighteen months from his hire date.

On February 17, 2010, the Company adopted the ANSYS, Inc. Executive Severance Plan (“Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Executive Severance Plan, covered executives whose employment with the Company is terminated for any reason other than for cause or a change of control of the Company will receive a lump-sum severance payment equal to the sum of six (6) months’ base salary and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate. In the event the employment of a covered executive is terminated within eighteen (18) months of a change of control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of twelve (12) months’ base salary and an amount equal to that covered executive’s target bonus, (b) receive twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment. Ms. Shields, Mr. Drew and Mr. Fairbanks currently participate in the Executive Severance Plan.

We have stock option agreements with all employees and executive officers who have been granted stock options. With the exception of option grants to Mr. Smith, Mr. Cashman and Ms. Shields prior to February 17, 2011, all of our employee stock option agreements, including those of Mr. Fairbanks, Mr. Drew and Mr. Fredberg, are subject to “double-trigger” vesting, meaning that if within 18 months of a change of control, their respective employment is terminated without cause or is terminated by such employee after any adverse modification of his or her duties, principal employment location or compensation, then all stock options and RSUs awarded to that employee would become fully vested. Options granted to Mr. Smith, Mr. Cashman and Ms. Shields prior to February 17, 2011 are subject to “single-trigger” vesting and shall become fully vested in the event of a change of control of the Company. The Company implemented “double trigger” vesting for Mr. Smith, Mr. Cashman and Ms. Shields as of February 17, 2011 to ensure the success of any corporate transactional activities in which they may become involved and to align the terms of all members of the management team in the event of a change of control of the Company. Assuming a change of control occurred on December 31, 2010, their employment terminated on December 31, 2010, and the price per share paid in the change of control is the closing market price as of that date, Mr. Smith would have received $614,862, Mr. Cashman would have received $8,991,425, Ms. Shields would have received $1,568,270, Mr. Fairbanks would have received $1,620,360, Mr. Drew would have received $1,232,758 and Mr. Fredberg would have received $567,223 in connection with the vesting of their stock options and RSUs.

In addition, each of Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew have stock award grants totaling 4,294, 2,528, 2,528 and 800 shares, respectively. These shares were fully vested upon grant and are subject only to a lock-up agreement restricting transfer until the earlier of (i) the fourth anniversary of the grant date, (ii) termination of employment with us, or (iii) a change of control of the Company.

Had a change of control occurred during Fiscal 2010 and had their employment been terminated on December 31, 2010, Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Mr. Fredberg would have been eligible to receive the severance payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 35 of this Proxy Statement.

Our Compensation Committee has implemented these change of control arrangements because it believes that such arrangements are necessary to protect the interests of our senior executives when a potential change of control could affect our executives’ job security, authority or compensation and that these arrangements help us recruit and retain executive-level talent. These change of control arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board of Directors and stockholders that is not related to such concerns. Our Compensation Committee considers these potential payments in tally sheet format when considering decisions on the compensation elements. In general, change of control agreements are in place to provide appropriate incentive in a change of control situation positive to stockholders. Our

Compensation Committee gives significantly greater weight to Company performance and individual goal achievement than it does to prospective change of control payments in making compensation decisions.

Compensation Earned

Summary Compensation Table

(Fiscal Year 2010)

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
James E. Cashman III, CEO	2010 2009 2008	$ $ $	535,000 510,000 510,000	$ $ $	567,500 500,000 511,000	$1,301,750 — —	$ $ $	1,469,310 1,305,000 1,162,510	— — —	— — —	$ $ $	20,496 22,598 22,631	$ $ $	3,894,056 2,337,598 2,206,141
Maria T. Shields, CFO	2010 2009 2008	$ $ $	245,000 225,000 216,933	$ $ $	172,900 162,000 182,700	$520,700 — __	$ $ $	607,315 539,400 406,879	— — —	— —	$ $ $	9,637 9,638 9,050	$ $ $	1,555,552 936,038 815,562
Joseph C. Fairbanks, Jr., Vice President, Sales	2010 2009 2008	$ $ $	260,000 240,000 229,100	$ $ $	213,000 199,360 198,850	$520,700 — —	$ $ $	607,315 539,400 465,004	— — —	— — —	$ $ $	15,637 15,638 16,055	$ $ $	1,616,652 994,398 909,009
Brian C. Drew, Vice President, Development	2010 2009 2008	$ $ $	190,000 180,000 177,500	$ $ $	126,500 127,650 134,500	$468,630 — —	$ $ $	538,747 478,500 348,753	— — —	— — —	$ $ $	9,637 9,638 15,501	$ $ $	1,333,514 795,788 676,254
Joshua Fredberg, Vice President, Marketing	2010 2009	$ $	230,000 38,333	$ $	112,200 28,333	$156,210 —	$ $	538,747 702,900	— —	— —	$ $	2,029 123,553	$ $	1,039,186 893,119

(1)	Determined based on a price per share which was the closing price of the Company’s Common Stock as of December 31, 2010.
(2)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 62 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2009, on page 58 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 25, 2010 and on page 64 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 25, 2011 for the relevant assumptions used to determine the valuation of our option awards in 2008, 2009 and 2010. The amounts in the table reflect the dollar amount that was or will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.
(3)	For Mr. Cashman, consists of life insurance premiums of $3,430, auto allowance of $7,200, costs for reimbursement for auto usage-related expenses of $229 and Company contributions to the 401(k) plan of $9,637 for 2010. For Mr. Fairbanks, consists of costs for auto allowance of $6,000 and Company contributions to the 401(k) plan of $9,637 for 2010. For Ms. Shields, Mr. Drew and Mr. Fredberg, consists of Company contributions to the 401(k) plan of $9,637.

Grants of Plan-Based Awards

(Fiscal Year 2010)

Name	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
			Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
James E. Cashman III, CEO	03/02/10	02/17/10	—	—	—	—	25,000	25,000	—	—	—	—
	11/15/10	10/27/10	—	—	—	—	—	—	—	75,000	$48.97	$1,469,310
Maria T. Shields, CFO	03/02/10	02/17/10	—	—	—	—	10,000	10,000	—	—	—	—
	11/15/10	10/27/10	—	—	—	—	—	—	—	31,000	$48.97	$607,315
Joseph C. Fairbanks, Jr., Vice President, Sales	03/02/10	02/17/10	—	—	—	—	10,000	10,000	—	—	—	—
	11/15/10	10/27/10	—	—	—	—	—	—	—	31,000	$48.97	$607,315
Brian C. Drew, Vice President, Development	03/02/10	02/17/10	—	—	—	—	9,000	9,000	—	—	—	—
	11/15/10	10/27/10	—	—	—	—	—	—	—	27,500	$48.97	$538,747
Joshua Fredberg, Vice President, Marketing	03/02/10	02/17/10	—	—	—	—	3,000	3,000	—	—	—	—
	11/15/10	10/27/10	—	—	—	—	—	—	—	27,500	$48.97	$538,747

(1)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 64 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 25, 2011 for the relevant assumptions used to determine the valuation of our option awards in 2010. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.

Our Compensation Committee authorized the grant of stock option awards to our named executive officers at a meeting, which was held on October 27, 2010, the same date on which it authorized the grant of stock option awards to our other officers and employees. In keeping with our standard policy and practice, the employee option allocation was finalized and all of the awards were granted on November 15, 2010, which was during the next open trading window after our Compensation Committee meeting consistent with the Company’s Equity Grant Policy. The exercise price of the stock options that were awarded was $48.97 per share, the closing price of our Common Stock on the grant date as reported on the NASDAQ Global Select Market. The terms of the options provide for vesting in four equal annual installments commencing one year from the date of grant. The options have a 10-year life.

Outstanding Equity Awards at Fiscal Year-End

(Fiscal Year 2010)

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(23)
James E. Cashman III,	300,000	—		—	$9.28	02/05/14	—	—	—	—
CEO	250,000	150,000	(1)	—	$16.88	02/10/15	—	—	—	—
	140,000	—		—	$24.01	11/20/16	—	—	—	—
	82,500	27,500	(2)	—	$38.75	11/15/17	—	—	—	—
	50,000	50,000	(3)	—	$28.40	11/14/18	—	—	—	—
	18,750	56,250	(4)	—	$40.89	11/16/19	—	—	—	—
	—	75,000	(5)	—	$48.97	11/15/20	—	—	25,000	$1,301,750
Maria T. Shields, CFO	52,000	—		—	$4.94	10/22/12	—	—	—	—
	20,000	—		—	$7.15	05/30/13	—	—	—	—
	16,000	—		—	$16.88	02/10/15	—	—	—	—
	15,000	5,000	(6)	—	$17.92	07/27/15	—	—	—	—
	40,000	—		—	$24.01	11/20/16	—	—	—	—
	24,000	8,000	(7)	—	$38.75	11/15/17	—	—	—	—
	17,500	17,500	(8)	—	$28.40	11/14/18	—	—	—	—
	7,750	23,250	(9)	—	$40.89	11/16/19	—	—	—	—
	—	31,000	(10)	—	$48.97	11/15/20	—	—	10,000	$520,700
Joseph C. Fairbanks, Jr.,	15,000	—		—	$16.88	02/10/15	—	—	—	—
Vice President, Sales	13,500	4,500	(11)	—	$17.92	07/27/15	—	—	—	—
	40,000	—		—	$24.01	11/20/16	—	—	—	—
	26,250	8,750	(12)	—	$38.75	11/15/17	—	—	—	—
	20,000	20,000	(13)	—	$28.40	11/14/18	—	—	—	—
	7,750	23,250	(14)	—	$40.89	11/16/19	—	—	—	—
	—	31,000	(15)	—	$48.97	11/15/20	—	—	10,000	$520,700
Brian C. Drew,	28,000	—		—	$24.01	11/20/16	—	—	—	—
Vice President,	21,000	7,000	(16)	—	$38.75	11/15/17	—	—	—	—
Development	15,000	15,000	(17)	—	$28.40	11/14/18	—	—	—	—
	6,875	20,625	(18)	—	$40.89	11/16/19	—	—	—	—
	—	27,500	(19)	—	$48.97	11/15/20	—	—	9,000	$468,630
Joshua Fredberg,	8,750	26,250	(20)	—	$40.89	11/16/19	—	—	—	—
Vice President,	1,250	3,750	(21)	—	$43.46	12/31/19	—	—	—	—
Marketing	—	27,500	(22)	—	$48.97	11/15/20	—	—	3,000	$156,210

(1)	An option to acquire 50,000 shares vests on February 10 of each year from 2011-2013.
(2)	An option to acquire 27,500 shares vests on November 15, 2011.

(3)	An option to acquire 25,000 shares vests on November 14 of each year from 2011-2012.
(4)	An option to acquire 18,750 shares vests on November 16 of each year from 2011-2013.
(5)	An option to acquire 18,750 shares vests on November 15 of each year from 2012-2014.
(6)	An option to acquire 5,000 shares vests on July 27, 2011.
(7)	An option to acquire 8,000 shares vests on November 15, 2011.
(8)	An option to acquire 8,750 shares vests on November 14 of each year from 2011-2012.
(9)	An option to acquire 7,750 shares vests on November 16 of each year from 2011-2013.
(10)	An option to acquire 7,750 shares vests on November 15 of each year from 2011-2014.
(11)	An option to acquire 4,500 shares vests on July 27, 2011.
(12)	An option to acquire 8,750 shares vests on November 15, 2011.
(13)	An option to acquire 10,000 shares vests on November 14 of each year from 2011-2012.
(14)	An option to acquire 7,750 shares vests on November 16 of each year from 2011-2013.
(15)	An option to acquire 7.750 shares vests on November 15 of each year from 2011-2014.
(16)	An option to acquire 7,000 shares vests on November 15, 2011.
(17)	An option to acquire 7,500 shares vests on November 14 of each year from 2011-2012.
(18)	An option to acquire 6,875 shares vests on November 16 of each year from 2011-2013.
(19)	An option to acquire 6,875 shares vests on November 16 of each year from 2011-2014.
(20)	An option to acquire 8,750 shares vests on November 16 of each year from 2011-2013.
(21)	An option to acquire 1,250 shares vests on December 31 of each year from 2011-2013.
(22)	An option to acquire 6,875 shares vests on November 15 of each year from 2011-2014.
(23)	Determined based on a price per share which was the closing price of the Company’s Common Stock as of December 31, 2010.

Option Exercises and Stock Vested

(Fiscal Year 2010)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Cashman III, CEO	354,972	$14,825,681	—	—
Maria T. Shields, CFO	60,000	$2,422,509	—	—
Joseph C. Fairbanks, Jr., Vice President, Sales	28,276	$1,105,741	—	—
Brian C. Drew, Vice President, Development	—	—	—	—
Joshua Fredberg, Vice President, Marketing	—	—	—	—

Potential Payments under Employment, Severance and Change-of-Control Agreements

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers was terminated without cause or by the employee for good reason.

Name	Salary & Bonus ($)	Benefits ($) (1)	Outplacement Services ($)	Total ($)(2)
James E. Cashman III, CEO	$2,140,000	$116,665	$64,200	$2,320,865
Maria T. Shields, CFO	$207,500	$15,776	$15,000	$238,276
Joseph C. Fairbanks, Jr., Vice President, Sales	$235,000	$15,776	$15,000	$265,776
Brian C. Drew, Vice President, Development	$162,500	$14,679	$15,000	$192,179
Joshua Fredberg, Vice President, Marketing	$230,000	—	—	$230,000

(1)	Consists of accrued vacation and certain benefits.
(2)

Mr. Cashman is entitled to two years of salary, bonus and certain benefits. The amounts set forth in this row show the aggregate payments to which he is entitled over the two-year period. Mr. Fredberg is entitled to a lump sum payment of twelve (12) months’ salary if terminated without cause within eighteen (18) months of November 2, 2009, and six (6) months’ salary if terminated without cause thereafter. All other named executive officers are subject to the Company’s Executive Severance Plan, which entitles them to six months base salary and target bonus, twelve months of benefits and outplacement services, or, if terminated within 18 months of a change of control, twelve months base salary and target bonus, twelve months of benefits and outplacement services.

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their options under certain circumstances as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.”

Mr. Cashman and Ms. Shields are subject to “single-trigger” vesting of stock options granted prior to February 17, 2011, so upon a change of control, all of their options would immediately vest. Assuming a change of control occurred on December 31, 2010 and that the price per share is the closing market price as of that date, Mr. Cashman would have received $7,689,675 and Ms. Shields would have received $1,047,570. In addition, Mr. Cashman and Ms. Shields are subject to “double trigger” vesting for RSUs and stock options granted on or after February 17, 2011. Assuming a change of control occurred and termination of employment on December 31, 2010, and that the price per share is the closing market price as of that date, Mr. Cashman and Ms. Shields would have received $1,301,750 and $520,700, respectively.

Each of Mr. Fairbanks, Mr. Drew and Mr. Fredberg are subject to “double-trigger” vesting for stock options and RSUs. Assuming a change of control occurred and termination of employment on December 31, 2010 and that the price per share is the closing market price as of that date, Mr. Fairbanks, Mr. Drew and Mr. Fredberg would have received $1,620,360, $1,232,758 and $567,223, respectively.

Each of Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew have stock award grants totaling 4,294, 2,528, 2,528 and 800 shares that would no longer be subject to a lock-up agreement restricting transfer upon a change of control of the Company.

Compensation Consultant

In September 2010, our Compensation Committee directed F.W. Cook to update its 2009 competitive assessment of our CEO and executive officer base salary, target bonus and equity compensation, and our director compensation program. In preparing each of its analyses, F.W. Cook developed a peer group of public companies consisting of firms comparable in size and industry to ours, and analyzed our relative performance in terms of revenue, number of employees, operating income and market capitalization. Our Compensation Committee considered the recommendations of F.W. Cook when making executive compensation awards in Fiscal 2010.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the three highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deductions relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for Fiscal 2010 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for Fiscal 2010, and be incorporated by reference in our Annual Report on Form 10-K for Fiscal 2010 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

John F. Smith, Chairman William R. McDermott Jacqueline C. Morby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, served as our independent auditor for Fiscal 2010, and has reported on our 2010 consolidated financial statements and internal control over financial reporting. Our Audit Committee appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2011 and we are seeking your ratification of that appointment. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Committee Report to Stockholders

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual operating results, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to Fiscal 2010, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bradford C. Morley, Chairman Ajei S. Gopal Michael C. Thurk Patrick J. Zilvitis

Independent Registered Public Accounting Firm Services and Fees

The Company has selected Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2011.

A representative of Deloitte & Touche LLP will be present at our Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

Our Audit Committee pre-approves all auditing services and the terms thereof and all non-audit services, provided that the pre-approval requirement is waived for any non-audit services if the “de minimus exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act is satisfied.

The following table sets forth the aggregate fees billed to the Company for professional services rendered by our principal accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2010 and 2009, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2010	2009
Audit Fees	$698,000	$787,000
Audit-Related Fees	$12,000	$0
Tax Fees	$804,000	$555,000
All Other Fees	$0	$5,000

	$1,514,000	$1,347,000

Deloitte & Touche LLP did not provide any services to us related to financial information systems design and implementation during 2010 or 2009.

“Audit Fees” in 2010 and 2009 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our Annual Reports on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-Related Fees” are for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax Fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2010 and 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any requests for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence, and has concluded that it is compatible.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2012 annual meeting of stockholders must be received by the Company on or before November 26, 2011, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: Secretary, ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2012 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 10, 2012, nor later than February 24, 2012, in accordance with the Company’s By-laws.

Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee should send such recommendations to the Secretary of the Company at the Company’s executive offices not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year was released. Such recommendations must include: (1) the name and address of record of the stockholder; (2) a representation that the stockholder is a record holder of the Company’s Common Stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate which address the minimum qualifications described above; (5) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board to serve the long-term interests of the Company and its stockholders. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC and the nominees will be evaluated in the same manner as those nominated by the directors.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for our Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 10, 2011. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

EXHIBIT A

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ANSYS, INC.

ANSYS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Restated Certificate of Incorporation of the Corporation dated as of July 11, 1996, as amended by a Certificate of Amendment filed on June 20, 2006 (the “Restated Certificate”) is hereby amended as follows:

1.	The first paragraph of Article IV, Section 1., of the Restated Certificate of Incorporation is hereby amended and restated to read as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Two Million (302,000,000) shares, of which (i) Two Million (2,000,000) shares shall be Undesignated Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (ii) Three Hundred Million (300,000,000) shares shall be Common Stock, par value $.01 per share (the “Common Stock”). As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.”

2.	The remaining provisions of the Restated Certificate shall remain in full force and not be affected by this Certificate of Amendment to the Restated Certificate.

3.	This Certificate of Amendment to the Restated Certificate has been approved and adopted by the Corporation’s Board of Directors and has been duly adopted by vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of the Delaware General Corporation Law, including Section 242, and the provisions of the Restated Certificate.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by James E. Cashman III, its President and Chief Executive Officer, this        day of                     , 2011, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated herein are true.

ANSYS, Inc.

By:
James E. Cashman III
President and Chief Executive Officer

A-2

EXHIBIT B

FOURTH AMENDED AND RESTATED

ANSYS, INC.

1996 STOCK OPTION AND GRANT PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, directors, consultants and key persons of ANSYS, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards, Cash–Based Awards, Performance Share Awards, Deferred Stock Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Cash Based Awards” means an Award entitling the recipient to receive a cash denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 11.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 21.

“Fair Market Value” of the Stock on any given date means (i) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (ii) if the Stock is admitted to trading on a national securities exchange or the NASDAQ National Market System, then clause (i) shall not apply and the Fair Market Value on any date shall not be less than the closing price reported for the Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is considered an “Independent Director” as set forth in the Nasdaq listing requirements.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Based Award” means any Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means any Award granted pursuant to Section 10.

“Restricted Stock Award” means any Award granted pursuant to Section 7.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Unrestricted Stock Award” means any Award granted pursuant to Section 8.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board, or any other committee of not less than two Independent Directors performing similar functions as appointed by the Board from time to time. Each member of the Committee shall be an “Outside Director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Plan may be administered by either the Board or a committee of not less than two “Independent Directors” and all references to the “Committee” shall also be deemed to refer to the Board.

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the officers, employees, directors, consultants and key persons of the Company and its Subsidiaries to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards, Cash Based Awards, Performance Share Awards, Deferred Stock Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more participants;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award and/or to include provisions in Awards providing for such acceleration;

(vi) to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like;

(vii) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(viii) to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

(ix) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

(c) Delegation of Authority to Grant Awards. The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or “covered employees” within the meaning of Section 162(m) of the Code. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which

Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(f) Full Value Award Minimum Vesting Requirements. Notwithstanding any other provision in the Plan to the contrary, the minimum restriction or vesting period with respect to any Restricted Stock Award, Performance Share Award and Deferred Stock Award granted to employees or consultants shall be no less than one year in the case of a performance based restriction or vesting period and no less than three years in the case of a time based restriction or vesting period; provided, however, that an Award with a time based restriction or vesting period may become unrestricted and vested incrementally over such three year period; and provided further that, notwithstanding the foregoing, Restricted Stock Awards, Performance Share Awards and Deferred Stock Awards that result in the issuance of up to 5% of the shares of Stock available for issuance under the Plan pursuant to Section 3(a) may be granted in the aggregate to any one or more eligible participants in the Plan without respect to such minimum vesting provisions.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 30,600,000 shares of Stock, subject to adjustment provided in Section 3. For purposes of the foregoing limitation, the shares of Stock underlying any Awards which are forfeited, canceled, or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options and Stock Appreciation Rights with respect to no more than 900,000 shares of Stock may be granted to any one individual participant during any one calendar year period and no more than 30,600,000 shares of Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan and maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options and Stock Appreciation Rights that can be granted to any one individual participant and the maximum number of shares that may be granted under a Performance Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. In the case of (i) the dissolution or liquidation of the Company, (ii) a merger, reorganization or consolidation in which the Company is acquired by another person or entity (other than a holding company formed by the Company), (iii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Transaction”), the Plan and all outstanding Awards shall be assumed or continued by the successor entity or parent thereof with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3(b) above. In such event, except as the Committee may otherwise specify with respect to particular Awards in the Award agreements, if the employment or other service relationship of a holder of an Award is terminated without cause on or within 18 months after a Transaction, then all Awards held by such holder shall become fully exercisable and/or vested at such time. In the event the successor entity or parent thereof refuses to assume or continue outstanding Awards, then subject to the consummation of the Transaction and to the extent Awards are not assumed or continued, (x) all Awards with time-based vesting, conditions or restrictions shall become fully vested, exercisable and nonforfeitable as of the effective time of the Transaction and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the Transaction in the Committee’s discretion; and (y) upon the effective time of the Transaction, the Plan and all Awards granted hereunder shall terminate. In the event of such termination, (A) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (1) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Transaction (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (2) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (B) each grantee shall be permitted to exercise for a period of at least 15 days prior to the date of such termination all outstanding Options and Stock Appreciation Rights held by such grantee.

(d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(e) Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.5 shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

SECTION 4. ELIGIBILITY

Participants in the Plan will be such directors, officers and other employees, consultants and key persons of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries as are selected from time to time by the Committee, in its sole discretion.

SECTION 5. STOCK OPTIONS

Any Stock Option granted under the Plan shall be pursuant to a stock option agreement which shall be in such form as the Committee may from time to time approve. Option agreements need not be identical.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. Non-Qualified Stock Options may be granted to officers, employees, directors, advisors, consultants and key persons of the Company and its Subsidiaries. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a) Terms of Stock Options. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant in the case of Incentive Stock Options. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110% of the Fair Market Value on the grant date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

(A) In cash, by certified or bank check or other instrument acceptable to the Committee;

(B) In the form of shares of Stock that are not then subject to restrictions under any Company plan and that have been held by the optionee free of such restrictions for at least six months, if permitted by the Committee in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or

(D) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option award documentation or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(v) Termination. Unless otherwise provided in the option agreement or determined by the Committee, upon the optionee’s termination of employment (or other business relationship) with the Company and its Subsidiaries, the optionee’s rights in his Stock Options shall automatically terminate.

(vi) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Committee may grant Restricted Stock Awards to any officer, employee, consultant or key person of the Company and its Subsidiaries. A Restricted Stock Award is an Award entitling the recipient to acquire, at par value or such other purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant’s employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company or its assigns shall have the right or shall agree, as may be specified in the relevant restricted stock agreement, to repurchase Restricted Stock with respect to which conditions have not lapsed at their purchase price from the participant or the participant’s legal representative.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals (including goals based on the Performance Criteria), objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award.

(e) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8. UNRESTRICTED STOCK AWARDS

(a) Grant or Sale of Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) an Unrestricted Stock Award to any officer, employee, consultant or key person of the Company or its Subsidiaries, pursuant to which such individual may receive shares of Stock free of any vesting restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

SECTION 9. CASH BASED AWARDS

Grant of Cash-Based Awards. The Committee may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable (which may included the achievement of Performance Goals), and such other provisions as the Committee shall determine. Each Cash-

Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Committee determines.

SECTION 10. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals (including goals based on the Performance Criteria). The Committee may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards may be granted under the Plan to any officer, employee, consultant or key person of the Company or its Subsidiaries, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

(b) Restrictions on Transfer. Performance Share Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee).

(d) Termination. Except as may otherwise be provided by the Committee at any time, a participant’s rights in all Performance Share Awards shall automatically terminate upon the participant’s termination of employment (or business relationship) with the Company and its Subsidiaries for any reason.

(e) Acceleration, Waiver, Etc. At any time prior to the participant’s termination of employment (or other business relationship) by the Company and its Subsidiaries, the Committee may in its sole discretion accelerate, waive or, subject to Section 18, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 11. DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives (including goals based on the Performance Criteria). The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A of the Code and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(c) Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d) Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 18 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any officer, employee, consultant or key person, as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

SECTION 13. PERFORMANCE BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Committee may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Deferred Stock Awards, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 900,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof) or $2,500,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 14. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action. Notwithstanding Section 14(a), the Committee, in its discretion, may provide either in the agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Deferred Stock Awards) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15. TAX WITHHOLDING

(a) Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 16. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

B10

SECTION 17. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same exercise or purchase price in a manner not inconsistent with the terms of the Plan), but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Notwithstanding any other provision of this Plan to the contrary, no outstanding Option or Stock Appreciation Right under the Plan may be re-priced, either by amendment to the Option or Stock Appreciation Right or by cancellation of the Option or Stock Appreciation Right in exchange for the grant of a new Option or Stock Appreciation Right with a lower exercise price, without the prior approval by the Company’s stockholders who are eligible to vote at a meeting of stockholders. If and to the extent determined by the Committee to be required by the Act to ensure that Awards granted under the Plan are exempt under Rule 16b-3 promulgated under the Act, or that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or as required by other applicable laws, rules or requirements, Plan amendments shall be subject to approval by the Company’s stockholders who are eligible to vote at a meeting of stockholders. Any material Plan amendments shall be subject to shareholder approval to the extent required by Rule 4350(i) of the Nasdaq Stock Market, Inc., as such rule may be amended and interpreted from time to time.

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(c) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

SECTION 21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after May 11, 2021 and no grants of Incentive Stock Options may be made hereunder after February 17, 2021.

SECTION 22. GOVERNING LAW

This Plan shall be governed by Delaware law except to the extent such law is preempted by federal law.

ANSYS, INC. ATTN: ANNETTE ARRIBAS SOUTHPOINTE 275 TECHNOLOGY DRIVE CANONSBURG, PA 15317

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31139-P06581	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ANSYS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following: Vote on Directors			☐	☐	☐
1.	Election of Directors Nominees:
	01)	James E. Cashman III
	02)	William R. McDermott
	03)	Ajei S. Gopal

Vote on Proposals
The Board of Directors recommends that you vote FOR the following proposals:			For	Against	Abstain	The Board of Directors recommends that you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

2.	The approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock by 150,000,000 shares, from 150,000,000 shares to 300,000,000 shares.		☐	☐	☐	5. To recommend, by non-binding advisory vote, the frequency of executive compensation votes.	☐	☐	☐	☐
						The Board of Directors recommends that you vote FOR the following proposal:		For	Against	Abstain

3.	The approval of an amendment and restatement of the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan.		☐	☐	☐	6. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.		☐	☐	☐

4.	A non-binding, advisory vote on the compensation of our named executive officers.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31140-P06581

ANSYS, INC.

Annual Meeting of Stockholders

May 11, 2011 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JAMES E. CASHMAN III and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held at the Southpointe Club, Southpointe, 360 Southpointe Blvd., Canonsburg, Pennsylvania on Wednesday, May 11, 2011, at 2:00 p.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side